UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DDR Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of Annual Meeting of Shareholders and 2014 Proxy Statement

To the Holders of Common Shares of DDR Corp.:

The 2014 Annual Meeting of Shareholders of DDR Corp. will be held as follows:

WHEN:	• 9:00 a.m. local time, Tuesday, May 13, 2014.

WHERE:	• Offices of DDR Corp. 3333 Richmond Road, Beachwood, Ohio 44122

ITEMS OF BUSINESS:

•  Election of 11 Directors.

•   Approval, on an advisory basis, of the compensation of the Company’s named executive officers.

•   Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014.

•  Transact such other business as may properly come before the Annual Meeting.

WHO CAN VOTE:	• Shareholders of record at the close of business on March 18, 2014 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment of the Annual Meeting.

VOTING BY PROXY:

•  Shareholders may complete, date and sign the accompanying Proxy Card and return it in the enclosed envelope; or

•  Vote their shares by telephone or over the Internet as described in the accompanying Proxy Statement.

INTERNET AVAILABILITY OF PROXY MATERIALS:	• The Company’s 2014 Proxy Statement, 2013 Annual Report to Shareholders and Proxy Card are available free of charge at www.proxydocs.com/ddr.

By order of the Board of Directors,

DAVID E. WEISS

Secretary

Dated: March 31, 2014

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on May 13, 2014

To Our Shareholders

Dear Shareholders:

I invite you to join us at our Annual Meeting of Shareholders on May 13, 2014 at our corporate offices in Beachwood, Ohio. The meeting will begin with an update from senior management regarding the performance of the Company in 2013, our continued progress towards achieving our strategic objectives, and our outlook for the business in 2014 and beyond. Following that discussion and after addressing any questions you may have, we will cover the business matters outlined in the accompanying Notice of Annual Meeting and 2014 Proxy Statement.

As you review the Proxy Statement, you will notice the new streamlined format which is intended to enhance our disclosure and increase transparency. Over the past several years, we have improved all aspects of our financial and operational disclosure. I am pleased to provide you with an updated Proxy Statement designed to highlight the most relevant content as you review the matters that will be voted upon at the meeting.

2013 was another successful year for DDR as we exceeded the strategic objectives outlined in our annual guidance at the beginning of the year. Our high quality portfolio enabled us to generate strong EBITDA and NAV growth plus increase our dividend by 12.5% over 2012. Our operating platform and portfolio performed exceptionally well, highlighted by our increased leased rate of 95.1% at year-end and leasing over 10 million square feet for the fifth consecutive year. These accomplishments and others were recognized by the rating agencies as we received ratings upgrades from Moody’s, Fitch, and Standard & Poor’s, consistent with our strategic objectives. Our continued primary focus is to enhance long-term shareholder value by consistently exceeding expectations and allocating your capital with great discipline and foresight.

I am proud of our management team and their continued dedication to improving all aspects of our organization, and I am excited about what the future holds for our Company. We appreciate your confidence, and we will continue to work hard to earn your support going forward. I look forward to seeing you at the Annual Meeting.

Respectfully yours,

DANIEL B. HURWITZ

Chief Executive Officer

2014 Proxy Statement Table of Contents

DDR Corp.   ï  2014 Proxy Statement    i

6. Executive Compensation Tables and Related Disclosure

2013 Summary Compensation Table	37
2013 Grants of Plan-Based Awards Table	38
Outstanding Equity Awards at 2013 Fiscal Year-End Table	39
2013 Option Exercises and Stock Vested Table	40
2013 Nonqualified Deferred Compensation Table	40
Potential Payments upon Termination or Change in Control	41
Employment Agreements	45
Change in Control Provisions	47

7. Proposal Three: Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm for Our Fiscal Year Ending December 31, 2014

Proposal Summary and Board Recommendation	49
Fees Paid to PricewaterhouseCoopers LLP	49
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors	50
Auditor Independence	50
Audit Committee Report	50

8. Corporate Governance and Other Matters

Codes of Ethics	51
Reporting and Non-Retaliation Policy	51
Policy Regarding Related-Party Transactions	52
Security Ownership of Certain Beneficial Owners	53
Section 16(a) Beneficial Ownership Reporting Compliance	54
Shareholder Proposals for 2015 Annual Meeting	54
Householding	54
Other Matters	54

9. Frequently Asked Questions

Why did you send me this Proxy Statement?	55
Who is soliciting my proxy?	55
How many votes do I have?	55
How do I vote by proxy?	55
May I revoke my proxy?	56
Can I receive this Proxy Statement by email in the future?	56
What constitutes a quorum?	56
What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?	57

ii    DDR Corp.  ï  2014 Proxy Statement

1. Proxy Summary

This Proxy Summary contains highlights and information that can be found elsewhere in this Proxy Statement as indicated by the applicable page references. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement.

MEETING DATE, TIME AND LOCATION

TUESDAY, MAY 13, 2014 AT 9:00 A.M. LOCAL TIME

DDR Corp. Offices

3333 Richmond Road

Beachwood, Ohio 44122

PROPOSALS

Proposal		Board Recommendation	Page Reference for More Information
1.	Election of 11 Directors	✓ “For” all nominees	2
2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers	✓ “For”	18
3.	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014	✓ “For”	49

VOTING

You may vote if you were a shareholder of record at the close of business on March 18, 2014, the record date for the Annual Meeting. We will begin mailing this Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders and letter from our Chief Executive Officer, along with the accompanying Proxy Card on or about March 31, 2014 to all shareholders entitled to vote.

You may vote your shares in person at the Annual Meeting or vote by proxy in any of the following ways:

By Internet	By Telephone	By Mail

Go to: www.investorvote.com/ddr or the web address on your Proxy Card	Dial toll free: 1-800-652-8683	Sign the enclosed Proxy Card and return by pre-paid postage envelope

DDR Corp.   ï  2014 Proxy Statement    1

2. Proposal One: Election of Directors

Proposal Summary and Board Recommendation

At the Annual Meeting, unless you specify otherwise, the common shares represented by your proxy will be voted to elect the 11 Director nominees. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), then our Board of Directors (Board) intends that proxies will be voted for the election of a substitute nominee designated by our Board as recommended by the Nominating and Corporate Governance Committee.

BOARD RECOMMENDATION:

“For” all 11 Director Nominees

Nominees for Election at the Annual Meeting

Our Board has nominated and recommends that shareholders vote FOR the election of each of the following Director nominees, each to serve a one-year term until the next annual meeting of shareholders and until a successor has been duly elected and qualified.

Director Since: 2000 Age: 58 Independent: Yes Committees: •Nominating and Corporate Governance Committee •Pricing Committee

TERRANCE R. AHERN — Chairman of the Board, DDR Corp. and Chief Executive Officer, The Townsend Group (institutional real estate consulting)

Background: Mr. Ahern is Co-Founder, Principal and Chief Executive Officer of The Townsend Group, an institutional real estate advisory and investment management firm formed in 1986. Mr. Ahern also is a member of the firm’s Investment Committee. The Townsend Group serves as adviser to, or invests on behalf of, domestic and offshore public and private pension plans, endowments and foundations, and sovereign wealth funds. Mr. Ahern is a past member of the Young Presidents Organization, the Pension Real Estate Association (PREA), the National Association of Real Estate Investment Trusts (NAREIT), and the National Council of Real Estate Investment Fiduciaries. He is a former member of the Board of Directors of PREA and the Board of Editors of Institutional Real Estate Securities. Mr. Ahern has been a frequent speaker at industry conferences, including PREA, NAREIT and the National Association of Real Estate Investment Managers.

Qualifications: Mr. Ahern has over 25 years of real estate industry and institutional real estate consulting experience. This experience includes founding and managing a leading institutional real estate advisory and investment firm whose core skill is analyzing real estate firms and investment opportunities. This role and experience provides Mr. Ahern with unique insight into the structure and operations of both public and private real estate companies, and into the real estate environment and capital markets in which we operate. Through his experience, Mr. Ahern has gained an understanding and knowledge of the opportunities, challenges and risks that face real estate companies, as well as the functions of a board of directors.

2    DDR Corp.  ï  2014 Proxy Statement

Director Since: 2009 Age: 74 Independent: Yes Committees: •Audit Committee •Executive Compensation Committee

JAMES C. BOLAND — Former President and Chief Executive Officer of the Cavaliers Operating Company and Former Vice Chairman of Cavaliers Operating Company

Background: Mr. Boland served as President and Chief Executive Officer of Cavaliers Operating Company, owner and operator of the Cleveland Cavaliers professional basketball team, from January 1998 to January 2003 and Vice Chairman of the Cavaliers Operating Company from January 2003 to June 2007. Prior to his time with the Cavaliers, Mr. Boland was a partner of Ernst & Young LLP for 22 years serving in various roles including Vice Chairman and Regional Managing Partner, as well as a member of the firm’s Management Committee from 1988 to 1996 and as Vice Chairman of National Accounts from 1997 until his retirement from the firm in 1998. Mr. Boland also has served as a Director of The Sherwin-Williams Company, The Goodyear Tire & Rubber Company, Invacare Corporation and the International Steel Group. He has been Chairman of JobsOhio since July 2011 and currently serves on the board of several privately held companies.

Qualifications: As a partner and member of the management committee of a major accounting firm for over 20 years, Mr. Boland has worked with numerous public and private companies and has a thorough understanding of complex accounting and auditing matters. Furthermore, his service on several public and private company boards of directors provides exposure to diverse industries with unique challenges enabling him to make significant contributions to our Board, particularly in the areas of risk assessment, corporate governance and executive compensation.

Director Since: 2009 Age: 55 Independent: No (see page 9) Committee: •Dividend Declaration Committee

DR. THOMAS FINNE — Managing Director, KG CURA Vermögensverwaltung G.m.b.H. & Co. (commercial real estate company, Hamburg, Germany)

Background: Dr. Finne is the Managing Director of KG CURA Vermögensverwaltung G.m.b.H. & Co., a commercial real estate company located in Hamburg, Germany, that manages assets in North America and Europe. Prior to joining KG CURA Vermögensverwaltung G.m.b.H. & Co. in 1992, Dr. Finne was responsible for controlling, budgeting, accounting and finance for Bernhard Schulte KG, a ship owner and ship manager located in Hamburg, Germany. He is currently serving as a Managing Director of C.J. VOGEL Aktiengesellschaft für Beteiligungen, which engages in the acquisition, management and sale of interests in various types of companies and other entities and other capital assets. Dr. Finne graduated with an undergraduate degree in business administration and received his doctorate from the International Tax Institute at the University of Hamburg.

Qualifications: Dr. Finne’s experience in international commercial real estate enables him to contribute an international perspective on the issues impacting a real estate company facing today’s challenges and opportunities. His service on the board of directors of several international real estate companies further provides him with business modeling experience and an appreciable awareness of the most effective and essential functions of a board of directors.

DDR Corp.   ï  2014 Proxy Statement    3

Director Since: 2000 Age: 62 Independent: Yes Committee: •Executive Compensation Committee (Chair)

ROBERT H. GIDEL — Managing Member, Liberty Partners, LLC (real estate investments)

Background: Mr. Gidel has been the Managing Member of Liberty Partners, LLC, a company that invests in both private and publicly traded real estate and finance focused operating companies, since 1998. Since 2012, Mr. Gidel has served on the Board of Directors of Nationstar Mortgage Holdings, Inc. and was elected Chairman of Florida Polytechnic University’s Board of Trustees in August 2012. Mr. Gidel was President of Ginn Development Company, LLC, one of the largest privately-held developers of resort communities and private clubs in the Southeast, from July 2007 until April 2009. Mr. Gidel was Chairman of the Board of Directors of LNR Property Holdings, a private multi-asset real estate company, from 2005 until 2007. Until January 2007, he was a member of the Board of Directors and Lead Director of Global Signal Inc., a real estate investment trust (REIT). He has been a Trustee of Fortress Registered Investment Trust and a Director of Fortress Investment Fund II, LLC since 1999, both of which are registered investment companies. From 1998 until 2005, Mr. Gidel was the independent member of the investment committee of the Lone Star Funds I, II, III, IV and V. Mr. Gidel was also a member of the Board of Directors of U.S. Restaurant Properties, Inc. until 2005 and a member of the Board of Directors of American Industrial Properties REIT until 2001. Mr. Gidel was elected a NASD Fellow and is on the Board of Directors of University of Florida Investment Corporation.

Qualifications: Through his leadership of two public REITs and five private REITs, as well as his service on the board of directors of several public REITs, Mr. Gidel provides our Board with extensive knowledge of the real estate industry, the development and implementation of corporate strategies, risk assessment, corporate finance and governance matters. His experience as a senior manager of several real estate companies enables him to make significant contributions to our Board.

4    DDR Corp.  ï  2014 Proxy Statement

Director Since: 2009 Age: 50 Independent: No Committees: •Dividend Declaration Committee (Chair) •Pricing Committee (Chair)

DANIEL B. HURWITZ — Chief Executive Officer, DDR Corp.

Background: Mr. Hurwitz is Chief Executive Officer of DDR, a position he assumed on January 1, 2010. He had served as President and Chief Executive Officer from January 2010 to December 2012, as President and Chief Operating Officer from May 2007 through December 2009, as Senior Executive Vice President and Chief Investment Officer from May 2005 to May 2007, and as Executive Vice President of Leasing and Development from June 1999 through April 2005. Mr. Hurwitz joined the Board in June 2009, and previously served on the Board from May 2002 to May 2004.

Prior to joining DDR, Mr. Hurwitz served as Senior Vice President and Director of Real Estate and Corporate Development for Boscov’s Department Store, Inc. Prior to Boscov’s, Mr. Hurwitz served as Development Director for the Shopco Group, a New York City-based developer and acquirer of regional and super regional shopping malls.

Mr. Hurwitz is a graduate of Colgate University and the Wharton School of Business Management Program at the University of Pennsylvania. He is a frequent speaker at real estate industry functions, including the International Council of Shopping Centers (ICSC), Urban Land Institute (ULI), and NAREIT. Additionally, Mr. Hurwitz is a regular guest on CNBC.

Professionally, Mr. Hurwitz is a member of the Board of Directors at General Growth Properties (NYSE: GGP), a member of the Sonae Sierra Brasil Board of Directors, a member of ICSC, a member of the ICSC Board of Trustees and a member of the ICSC Government Relations Committee. He is also a member of the NAREIT Executive Board, Board of Governors, and Governance Committee. Previously, Mr. Hurwitz was a member of the Board of Directors of U-Store-It Trust (now CubeSmart) from 2008 until 2011. Mr. Hurwitz has been named to Institutional Investor magazine’s 2013 All-America Executive Team, voted on by the sell-side analyst community as the Best Chief Executive Officer in the REIT sector.

Additionally, Mr. Hurwitz is a member of the Colgate University Board of Trustees, a member of the Board of Trustees of Hawken School, Chairman of the Leadership Council for the Neurological Institute at the Cleveland Clinic, a member of the Board of Directors of the Rock and Roll Hall of Fame and a member of the Visiting Committee of the Weatherhead School of Management at Case Western Reserve University.

Qualifications: During his more than 14 years of service to the Company and as our Chief Executive Officer, Mr. Hurwitz has gained a comprehensive knowledge of the critical internal and external challenges facing the Company and the real estate industry as a whole. His leadership within the Company, his prior experience as a member of senior management of companies in the retail industry and his role as a member of the Board of Directors of General Growth Properties, for which he serves as a member of the Investment Committee and the Compensation Committee, make him an invaluable member of our Board. Mr. Hurwitz is also very active in many cultural, charitable and academic institutions, which provide an important diversity of perspective and link between our Board, the Company and the community.

DDR Corp.   ï  2014 Proxy Statement    5

Director Since: 2009 Age: 41 Independent: No (see page 9)

DR. VOLKER KRAFT — Managing Director, ECE Real Estate Partners G.m.b.H.

(commercial real estate company, Hamburg, Germany)

Background: Dr. Kraft is a Managing Director of ECE Real Estate Partners G.m.b.H., the institutional real estate fund management platform of ECE Projektmanagement G.m.b.H. & Co. KG (ECE), a fully integrated international developer, owner and manager of shopping centers based in Hamburg, Germany. Prior to joining ECE in 2008, Dr. Kraft was a Director of Allianz Capital Partners G.m.b.H., a private equity firm located in Munich, Germany, where he was a member of the management team and the internal investment committee since 2001. During that time, Dr. Kraft served as a member of the Advisory Board and Shareholders’ Committee of Bartec G.m.b.H., Bad Mergentheim, an electronic components company, and as a member of the Supervisory Board of Scandlines AG, Rostock, a ferry services company.

Qualifications: As a member of the board of directors of a major international retail real estate developer and as a manager of a leading German private equity company, Dr. Kraft brings to our Board the knowledge of the retail real estate industry on a global basis, corporate finance, funds management, corporate transactions and strategic planning. In addition, as a member of the supervisory boards of several international companies in various industries, Dr. Kraft contributes to our Board by drawing upon his extensive experience with corporate governance, leadership and risk management.

Director Since: 2011 Age: 71 Independent: Yes Committee: •Audit Committee

REBECCA L. MACCARDINI — Principal, RMResources, LLC (retail real estate consulting)

Background: Ms. Maccardini is a Principal of RMResources, LLC, a retail real estate consulting firm with diverse areas of expertise including property redevelopment, shopping center development and positioning strategies, consumer marketing strategies, operational and systems evaluation, and communications effectiveness and corporate branding, which she has owned and operated since 2000. Ms. Maccardini is a 35-year veteran of the shopping center industry. She began her career at the Ohio-based Casto organization and spent over 20 years at The Forbes Company, where she served as Vice President of Operations with responsibility for all retail holdings. Ms. Maccardini is an active member of the ICSC. In 1980, she became the first woman to serve as an ICSC Trustee, and from 1993 until 1994 she served as the organization’s first female Chairperson. She is a permanent, non-voting Trustee of ICSC and also serves on the Fusion and Open Air Conference committees. Ms. Maccardini is a cum laude graduate and holds a bachelor of science degree from Ohio University.

Qualifications: Ms. Maccardini contributes to our Board over 35 years of experience in the shopping center industry. Her experience consulting with retail real estate firms regarding property redevelopment, shopping center development and positioning strategies, consumer marketing strategies, operational and systems evaluation, communication effectiveness and corporate branding provides our Board with valuable pertinent insight on the dynamics of the retail real estate industry, particularly open air retail centers.

6    DDR Corp.  ï  2014 Proxy Statement

Director Since: 2002 Age: 62 Independent: Yes Committees: •Executive Compensation Committee •Nominating and Corporate Governance Committee

VICTOR B. MACFARLANE — Managing Principal, Chairman and Chief Executive Officer, MacFarlane Partners (real estate investments)

Background: Mr. MacFarlane is Managing Principal, Chairman and Chief Executive Officer of MacFarlane Partners, which he founded in 1987 to provide real estate investment management services to institutional investors. Mr. MacFarlane has more than 30 years of real estate experience. He sits on the Boards of Directors of the Robert Toigo Foundation, the Real Estate Executive Council and the Initiative for a Competitive Inner City. He also serves on the Board of Advisors for the UCLA School of Law and the board facilities committee of Stanford Hospital & Clinics. He is a member and former Trustee of ULI; a member and former Director of PREA; and a member of ICSC, the Chief Executives Organization and the World Presidents’ Organization.

Qualifications: Mr. MacFarlane brings to our Board over two decades of experience as a chief executive officer of a real estate advisory firm and over 30 years of experience in the areas of real estate investment, corporate finance, portfolio management and risk management. His extensive managerial experience as well as his knowledge of the real estate and private capital industries provide our Board with an expansive view on issues impacting the Company and our corporate strategy.

Director Since: 2003 Age: 58 Independent: Yes Committees: •Nominating and Corporate Governance Committee (Chair) •Dividend Declaration Committee

CRAIG MACNAB — Chief Executive Officer, National Retail Properties, Inc.

(real estate investment trust)

Background: Mr. Macnab has served as the Chief Executive Officer and a Director of National Retail Properties, Inc., a publicly traded REIT, since February 2004 and as Chairman of the Board since February 2008. Mr. Macnab was the Chief Executive Officer, President and a Director of JDN Realty Corporation from 2000 to 2003, when we acquired JDN Realty Corporation. Mr. Macnab is currently a Director of the Cadillac Fairview Corporation in Toronto, which is one of North America’s largest owners of commercial real estate. Mr. Macnab was a Director of Eclipsys Corporation, a provider of clinical and financial software to the healthcare industry, prior to its merger with Allscripts in 2010. Mr. Macnab is a member of the Board of Governors of NAREIT.

Qualifications: As the current chief executive officer and director of a public company, as well as the former president, chief executive officer and director of a publicly held developer, owner and manager of shopping centers, Mr. Macnab has direct experience with the significant managerial matters arising from the business and financial issues pertaining to the Company, particularly in the areas of corporate finance, capital markets and strategic planning. His current and former service on the board of directors of several public companies has provided him with a comprehensive understanding of corporate governance issues facing a public company and its board of directors.

DDR Corp.   ï  2014 Proxy Statement    7

Director Since: 2004 Age: 56 Independent: Yes Committees: •Audit Committee (Chair) •Pricing Committee

SCOTT D. ROULSTON — Managing Director, MAI Wealth Advisors, LLC

(investment advisor)

Background: Mr. Roulston is Managing Director of MAI Wealth Advisors, LLC. MAI is a privately-held, independent investment advisor registered with the Securities and Exchange Commission (SEC), and a Trustee of the Ohio Police and Fire Prevention Fund. Prior to MAI, he was Managing Director at Burdette Asset Management, a private equity fund manager, and Burdette Capital Management, from 2011 to January 2013. From 1990 to 2010, he was Chief Executive Officer of Roulston & Company, a firm that provided investment research and management, and its successor firm, Fairport Asset Management. He is Director and Chairman of Bluecoats, Inc., a Director of Policy Bridge and a Director of University Circle, Inc. He is a former Director of Defiance, Inc., where he served as Chair of the Compensation Committee and member of the Audit Committee. Mr. Roulston is a graduate of Dartmouth College.

Qualifications: In addition to his past experience on the board of directors of both public and private companies, including on the audit committee of a public company, Mr. Roulston contributes his insights as a leader of an asset management and private equity company, and a trustee of a major public pension fund. This experience has provided him with extensive knowledge of the issues involved with the review and analysis of financial statements, as well as capital markets and the development and implementation of corporate strategy.

Director Since: 1998 Age: 58 Independent: Yes Committee: •Executive Compensation Committee

BARRY A. SHOLEM — Partner, MSD Capital, L.P. (family investment office)

Background: Mr. Sholem became a partner of MSD Capital, L.P., the family office of Michael and Susan Dell, and head of its real estate fund in July 2004. From 1995 until August 2000, Mr. Sholem was Chairman of DLJ Real Estate Capital Partners, a $2 billion real estate fund that he co-founded and that invested in a broad range of real estate-related assets, and a Managing Director at Credit Suisse First Boston. Prior to forming DLJ Real Estate Capital Partners, Mr. Sholem spent ten years at Goldman Sachs in its New York and Los Angeles offices. Mr. Sholem is active in ULI (CRC Silver Council), ICSC, the University of California, Berkeley Real Estate Advisory Board and the Business Roundtable.

Qualifications: Years of experience leading the real estate groups of investment firms gives Mr. Sholem a unique perspective on the business and operations of the Company. In addition, he brings a broad understanding of the social and political issues facing the Company through his involvement with ULI and ICSC.

8    DDR Corp.  ï  2014 Proxy Statement

Transactions with the Otto Family

In 2009, we entered into a stock purchase agreement with Mr. Alexander Otto, which we refer to as the Otto Stock Purchase Agreement. Pursuant to the Otto Stock Purchase Agreement, Mr. Otto and certain members of his family, whom we collectively refer to as the Otto Family, purchased 40,000,000 common shares, which we refer to as the Purchased Shares. In connection with the sale of the Purchased Shares, we also entered into an investor rights agreement with Mr. Otto under which he has a right to nominate individuals for election to our Board depending on the Otto Family’s level of ownership in us. During such time as the Otto Family beneficially owns 17.5% or more of our outstanding common shares, our Board will nominate two persons recommended by the Otto Family who are suitable to us to become members of our Board at each annual election of directors, and during such time as the Otto Family beneficially owns less than 17.5% but more than 7.5% of our outstanding common shares, our Board will nominate one person recommended by the Otto Family who is suitable to us to become a member of our Board at each annual election of directors. In accordance with the investor rights agreement, Drs. Kraft and Finne have been proposed by Mr. Otto and subsequently nominated and elected to our Board annually since 2009. Although pursuant to the investor rights agreement Mr. Otto was entitled to recommend one individual for nomination to the Board as of the record date, the Nominating and Corporate Governance Committee recommended, and the Board approved, nominating Drs. Kraft and Finne as Directors at the 2014 Annual Meeting. Because Drs. Kraft and Finne have been recommended by Mr. Otto to be nominated and because Mr. Otto serves as the Chairman of ECE, which indirectly employs Drs. Kraft and Finne as managing directors of certain ventures and fund management platforms, Drs. Kraft and Finne are not deemed independent under the SEC and New York Stock Exchange (NYSE) rules.

Furthermore, we have agreed to sell our 50% ownership interest in Sonae Sierra Brazil BV Sarl (SSB) to Mr. Otto and his affiliates for approximately $343.6 million. SSB is one of our joint ventures and owns a 66.7% interest in Sonae Sierra Brasil S.A., a real estate company that is publicly traded in Brazil, along with a partial interest in a shopping center in Brazil. Dr. Finne is a Managing Director of the entities affiliated with Mr. Otto that are expected to purchase a portion of our ownership interest in SSB. The closing of the sale is subject to certain customary closing conditions and is expected to be completed in the second quarter of 2014.

Independent Directors

Our Board has affirmatively determined that all of the nominated Directors, except Dr. Finne, Mr. Hurwitz and Dr. Kraft, are independent directors within the meaning of the rules of the NYSE, including with respect to service on the Executive Compensation Committee. Our Corporate Governance Guidelines provide that our Board will be comprised of a majority of independent directors and that only those directors or nominees who meet the listing standards of the NYSE will be considered independent. Our Board reviews annually the relationships that each Director or nominee has with us (either directly or indirectly), and only those Directors or nominees whom our Board affirmatively determines have no material relationship with us will be considered independent.

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee reviews annually with our Board the composition of our Board as a whole and recommends, if necessary, action to be taken so that our Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for our Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations and our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of our Board appropriately reflects the needs of our business and, in furtherance of this goal, proposing the addition of Directors and requesting the resignation of Directors for purposes of ensuring the requisite skill sets and commitment of the Directors to actively participate in Board and committee meetings. Directors should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including diversity, management skills, and real estate and general business experience. Directors should commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as participate in other matters necessary to ensure we are well-positioned to engage in best corporate governance practices.

DDR Corp.   ï  2014 Proxy Statement    9

In evaluating a director candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies that our Board desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; independence and willingness to consider all strategic proposals; any other criteria established by our Board and any core competencies or real estate expertise necessary to staff Board committees. In addition, the Nominating and Corporate Governance Committee will consider potential members’ qualifications to be independent under the NYSE listing standards in accordance with our Corporate Governance Guidelines, and will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance our Board’s ability to oversee our affairs and business, including, when applicable, to enhance the ability of committees of our Board to fulfill their duties.

The Nominating and Corporate Governance Committee will consider suggestions forwarded by shareholders to our Secretary concerning qualified candidates for election as Directors. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a shareholder may submit the candidate’s name and qualifications to our Secretary, David E. Weiss, at the following address: 3300 Enterprise Parkway, Beachwood, Ohio 44122. The Nominating and Corporate Governance Committee has not established specific minimum qualifications that a candidate must have to be recommended to our Board. However, in determining qualifications for new Directors, the Nominating and Corporate Governance Committee considers those guidelines described above. The Nominating and Corporate Governance Committee will consider a pool of potential Board candidates established from recommendations from shareholders and third parties, including management and current Directors, as well as pursuant to the investor rights agreement described above under the caption “Transactions with the Otto Family.” Although the Nominating and Corporate Governance Committee may retain a search consultant to supplement the pool of potential Board candidates, it has not engaged a consultant with respect to any of the nominees included in this Proxy Statement.

Majority Vote Standard

Consistent with best corporate governance practices, the Company has adopted a majority vote standard in uncontested elections and a plurality vote standard in contested elections. An election is contested when the number of nominees for election as a Director exceeds the number of Directors to be elected. Under a majority vote standard, each vote is specifically counted “for” or “against” the Director’s election and an affirmative majority of the total number of votes cast “for” or “against” a Director nominee will be required for election. Shareholders are entitled to abstain with respect to the election of a Director. With respect to the election of Directors, broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Cumulative Voting

If written notice is given by any shareholder to our President, any Vice President or the Secretary at least 48 hours before the Annual Meeting that the shareholder desires that cumulative voting be used for the election of Directors, and if an announcement of the giving of that notice is made when the Annual Meeting is convened by the Chairman of the Board, the President or the Secretary, or by or on behalf of the shareholder giving that notice, then each shareholder will have the right to cumulate the voting power that the shareholder possesses in the election of Directors. This means that each shareholder will be able to give one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of common shares owned by such shareholder, or to distribute the shareholder’s votes on the same principle among two or more candidates, as the shareholder may elect. If voting for the election of Directors is cumulative, the persons named in the accompanying Proxy Card will vote the common shares represented by proxies given to them in such manner so as to elect as many of the nominees as possible.

10    DDR Corp.  ï  2014 Proxy Statement

3. Board Governance

Board Leadership

Mr. Ahern serves as Chairman of the Board. The position of Chairman of the Board is a non-executive officer position and is expected to be held by a non-employee, independent Director. The Chairman of the Board has the following responsibilities, among others as may be determined by our Board:

• Ensure that our Board fulfills its oversight and governance responsibilities;
• Consult and advise on any operational matters as requested by our Chief Executive Officer;
• Coordinate the Board’s self-assessment and evaluation process;
• Serve as liaison between the Company’s management and the independent Directors;
• Coordinate the Board’s annual review and input to the Company’s strategic plan;

•    Assist the Nominating and Corporate Governance Committee on corporate governance matters such as the nomination of Board members, committee membership and rotation, and management succession planning;

• Preside over meetings of our shareholders; and
• Provide leadership to our Board, set the agenda for, and preside over, Board meetings and executive sessions of the independent and non-management Directors.

We believe that an independent Chairman of the Board, separate from our Chief Executive Officer, recognizes the time, effort and commitment that our Chief Executive Officer is required to devote to his position and to fulfill his responsibilities and the independent oversight required by our Chairman of the Board. This structure also enables our Board as a whole to fulfill its responsibility to oversee the risks presented by the Company’s long-term strategy, business plan and model.

Meetings of Our Board

During the fiscal year ended December 31, 2013, our Board held four meetings and undertook one written action. In 2013, all Directors (with one exception) attended 100% of the aggregate number of meetings of our Board and committees on which he or she served, with one Director attending 90% of the aggregate number of meetings of our Board and committees on which he served. As stated in our Corporate Governance Guidelines, all Directors are expected to attend the Annual Meeting. All of our Directors attended the Annual Meeting of Shareholders in May 2013. Our Board conducts and reviews its operations through a self-assessment process on an annual basis.

Meetings of Non-Management and Independent Directors

The non-management Directors meet in executive session in conjunction with each regularly scheduled Board meeting. These meetings are chaired by the Chairman of the Board. In addition, as required by our Corporate Governance Guidelines, the independent Directors meet at least once per year.

Committees of Our Board

During 2013, our Board established each of the committees described below. Our Board has approved the written charters of the Audit Committee, the Executive Compensation Committee and the Nominating and Corporate Governance Committee, which are posted on our website at www.ddr.com, under “Corporate Governance” in the “Investor Relations” section. Each of the Audit Committee, Executive Compensation Committee and Nominating and Corporate Governance Committee conducts a self-evaluation and review of its charter annually and reports the results of these evaluations and reviews to our Board. The information contained on or accessible through our website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement.

DDR Corp.   ï  2014 Proxy Statement    11

AUDIT COMMITTEE

Members: Mr. Roulston (Chair) Mr. Boland Ms. Maccardini

Responsibilities: The Audit Committee assists our Board in overseeing the integrity of our financial statements, compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and our independent registered public accounting firm, our enterprise risk management policies and procedures, and prepares the Audit Committee Report included in our annual proxy statement.

Independence: All of the members of the Audit Committee are independent as independence is defined in the rules and regulations of the SEC and the NYSE listing standards in accordance with our Corporate Governance Guidelines. Our Board has determined that each member of the Audit Committee is an “Audit Committee financial expert” within the meaning of Item 407 of Regulation S-K under the federal securities laws.

Meetings: The Audit Committee held nine meetings in 2013 and all members attended 100% of the meetings. The Audit Committee also undertook one written action in 2013.

EXECUTIVE COMPENSATION COMMITTEE

Members: Mr. Gidel (Chair) Mr. Boland Mr. MacFarlane Mr. Sholem

Responsibilities: The Executive Compensation Committee reviews and approves compensation for our executive officers, reviews and recommends to our Board compensation for Directors, oversees the compensation and executive benefit plans under which such executive officers and Directors receive benefits, reviews and discusses with management the Compensation Discussion and Analysis and produces the Compensation Committee Report in our annual proxy statement. The Executive Compensation Committee engages a compensation consultant to assist in the design of the compensation program and the review of its effectiveness, as further described below under the caption “Compensation Discussion and Analysis.” The Chief Executive Officer communicates to the Executive Compensation Committee decisions regarding compensation for executive officers other than himself for ratification by the committee, and the Executive Compensation Committee delegates to senior management the authority to administer certain aspects of the compensation program for non-executive officers. In addition, the Executive Compensation Committee may form subcommittees of at least two members for any purpose it deems appropriate and may delegate to the subcommittees any of its power and authority that the Executive Compensation Committee deems appropriate.

Independence: All of the members of the Executive Compensation Committee are independent as independence is defined in rules and regulations of the SEC and the NYSE listing standards, including with respect to service on the Executive Compensation Committee, in accordance with our Corporate Governance Guidelines.

Meetings: The Executive Compensation Committee held two meetings in 2013 and all members attended 100% of the meetings.

12    DDR Corp.  ï  2014 Proxy Statement

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members: Mr. Macnab (Chair) Mr. Ahern Mr. MacFarlane

Responsibilities: The Nominating and Corporate Governance Committee identifies individuals qualified to become members of our Board and recommends to our Board the persons to be nominated as Directors at each annual meeting of shareholders; recommends to our Board qualified individuals to fill vacancies on our Board; reviews and recommends to our Board qualifications for committee membership and committee structure and operations; recommends Directors to serve on each committee; develops and recommends to our Board corporate governance policies and procedures in compliance with the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other rules and regulations relating to our corporate governance; oversees compliance and approves any waivers of our Code of Business Conduct and Ethics with respect to officers and Directors and leads our Board in its annual review of the performance of our Board.

Independence: All of the members of the Nominating and Corporate Governance Committee are independent as independence is defined in the NYSE listing standards and in accordance with our Corporate Governance Guidelines.

Meetings: The Nominating and Corporate Governance Committee held four meetings in 2013 and all members attended 100% of the meetings.

DIVIDEND DECLARATION COMMITTEE

Members: Mr. Hurwitz (Chair) Dr. Finne Mr. Macnab

Responsibilities: As may be authorized by the Board, the Dividend Declaration Committee determines if and when we should declare dividends on our capital shares and the amount thereof, consistent with the dividend policy adopted by our Board.

Meetings: The Dividend Declaration Committee held one meeting in 2013 and all members attended this meeting. The Dividend Declaration Committee also took written action on four occasions in 2013.

PRICING COMMITTEE

Members: Mr. Hurwitz (Chair) Mr. Ahern Mr. Roulston

Responsibilities: The Pricing Committee (or duly appointed subcommittee thereof) is authorized to approve the timing, amount, price and terms of offerings of our debt and equity securities.

Meetings: The Pricing Committee (or duly appointed subcommittee thereof) took written action on eight occasions in 2013.

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Risk Oversight

With a Board comprised of management, independent Directors and non-independent Directors, members of our Board bring a variety of perspectives to address risks faced by our Company. Our Board’s role in enterprise risk management includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, strategic and compliance risks. The Company has an Enterprise Risk Management (ERM) Committee comprised of senior management, which meets regularly to address risk and risk mitigation strategies. The Chair of the Audit Committee is invited to attend and participate in ERM Committee meetings. The Audit Committee assists our Board in its oversight responsibilities by, among other matters, reviewing reports prepared by the ERM Committee, reviewing our policies and procedures with respect to risk assessment, risk management, risk monitoring and risk mitigation and working with the other committees of our Board to identify additional risks related to the committees’ respective areas of expertise. The Chair of the relevant committee consults with the Audit Committee regarding the committee’s findings regarding the identified risks and the committee’s proposals to address such risks. The Audit Committee then reports, on at least an annual basis, to our full Board on the Company’s enterprise risk management program. This enables our Board and its committees to coordinate their risk oversight role, particularly with respect to interrelated risks. More information concerning the Company’s risk management program can be found on our website at www.ddr.com, under “Enterprise Risk Management” in the “Company” section.

Compensation of Directors

Director Compensation Program

During 2013, the Directors were compensated in the form of an annual cash retainer and an annual stock retainer, as shown below, in order to better align the interests of our Directors and our shareholders. The Chairman of the Board received an annual fee of $100,000 for service as Chairman of the Board.

Component	Annual Amount	Payable
Annual Stock Retainer	Grant of 8,000 common shares	Grant vests upon election at the annual meeting of shareholders
Annual Cash Retainer	$50,000	Payable quarterly in cash or common shares

Directors are paid fees for service on certain committees as set forth below. Fees are paid to committee members, the respective committee chairs and the Chairman of Board in quarterly installments in the form of cash or common shares. Each non-employee Director is also reimbursed for expenses incurred in attending meetings because we view meeting attendance as integrally and directly related to the performance of the non-employee Directors’ duties.

	Annual Fee
Committee	Chair ($)	Member ($)
Audit Committee	40,000	25,000
Executive Compensation Committee	40,000	25,000
Nominating and Corporate Governance Committee	30,000	20,000
Dividend Declaration Committee	None	None
Pricing Committee	None	None

14    DDR Corp.  ï  2014 Proxy Statement

2013 Director Compensation

In accordance with the compensation program described above, the non-employee Directors received the following compensation during 2013:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	Total ($)
Terrance R. Ahern	170,039	155,280	325,319
James C. Boland	100,028	155,280	255,308
Thomas Finne	50,000	155,280	205,280
Robert H. Gidel	90,000	155,280	245,280
Volker Kraft	50,000	155,280	205,280
Rebecca L. Maccardini	75,000	155,280	230,280
Victor B. MacFarlane	95,035	155,280	250,315
Craig Macnab	80,034	155,280	235,314
Scott D. Roulston	90,000	155,280	245,280
Barry A. Sholem	75,000	155,280	230,280

(1)	All or a portion of the fees listed for Messrs. Ahern, Boland, Macnab and MacFarlane were deferred into the Directors’ Deferred Compensation Plan and converted into units that are the economic equivalent of common shares, as further described below.

(2)	The amounts reported in this column reflect the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718), for stock awards granted to the non-employee Directors in 2013, based upon the closing price of our common shares on May 15, 2013.

Directors’ Deferred Compensation Plan

Non-employee Directors have the right to defer all or a portion of their fees pursuant to our Directors’ Deferred Compensation Plan. Our Directors’ Deferred Compensation Plan is an unsecured, general obligation of the Company. Participants’ contributions are converted to units, based on the market value of the common shares, so that each unit is the economic equivalent of one common share without voting rights. Settlement of units is made in cash, common shares or a combination of both (as determined by the plan administrators) at a date determined by the participant at the time a deferral election is made. We have established a “rabbi” trust, which holds our common shares, to satisfy our payment obligations under the plan. Common shares equal to the number of units credited to participants’ accounts under the plan are contributed to the “rabbi” trust. In the event of our insolvency, the assets of the “rabbi” trust are available to general creditors of the Company. During their terms as Directors, Messrs. Ahern, Boland, MacFarlane, Macnab and Roulston have deferred compensation represented by the following number of units:

Name	Number of Units under the Directors’ Deferred Compensation Plan as of December 31, 2013	Value of Units as of December 31, 2013 ($)(1)
Terrance R. Ahern	155,099	2,383,871
James C. Boland	14,014	215,390
Victor B. MacFarlane	111,273	1,710,259
Craig Macnab	31,932	490,805
Scott D. Roulston	24,689	379,472

(1)	Based on the closing price of our common shares on December 31, 2013.

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Equity Deferred Compensation Plan

During their terms as Directors prior to 2006, Messrs. Ahern, MacFarlane and Macnab also had the right to defer the vesting of restricted shares pursuant to the Company’s Equity Deferred Compensation Plan represented by the number of units in the following table. Vested deferred stock units under the Equity Deferred Compensation Plan will not be distributed to participants until the end of the deferral period selected by each participant.

Name	Number of Units under the Equity Deferred Compensation Plan	Value of Units as of December 31, 2013 ($)(1)
Terrance R. Ahern	1,029	15,816
Victor B. MacFarlane	1,029	15,816
Craig Macnab	347	5,333

(1)	Based on the closing price of our common shares on December 31, 2013.

Director Stock Ownership Guidelines

Each non-employee Director must own common shares or common share equivalents with an aggregate market value of no less than five times the cash portion of the annual retainer fee paid to a Director. This ownership requirement must be met no later than the fifth anniversary of the June 1st following the date restricted shares or common shares comprising a component of the Director’s compensation are first granted to the Director, or, if the Director is elected or appointed to our Board other than at an annual meeting, the date such Director has received compensation for five years of service, and on each June 1st thereafter. Our Board established this particular level of stock ownership for our non-employee Directors because we want to have the interests of our non-employee Directors aligned with the investment interests of our shareholders. To this end, and unless otherwise approved by the Nominating and Corporate Governance Committee, each non-employee Director is required to own one-fifth of the requisite value of common shares and common share equivalents on the date such Director has received compensation for one year of service as a Director, two-fifths of the requisite value on the date such Director has received compensation for two years of service, three-fifths of the requisite value on the date such Director has received compensation for three years of service, and four-fifths of the requisite value on the date such Director has received compensation for four years of service. Unvested restricted shares and common shares units deferred by Directors into our deferred compensation plans will count as common share equivalents toward satisfying the stock ownership guidelines. All Directors have satisfied the Director stock ownership guidelines as of December 31, 2013.

16    DDR Corp.  ï  2014 Proxy Statement

Security Ownership of Directors and Management

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 24, 2014, except as otherwise disclosed in the notes below, by (1) our Directors, (2) our named executive officers, and (3) our current executive officers and Directors as a group. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

Directors and Management	Amount and Nature of Beneficial Ownership of Common Shares	Percentage Ownership
Daniel B. Hurwitz	668,699 (1)(2)	*
Terrance R. Ahern	168,462(2)(3)	*
James C. Boland	32,035 (3)	*
Thomas Finne	27,423	*
Paul W. Freddo	328,437(4)	*
Robert H. Gidel	50,654(5)	*
Volker Kraft	59,277	*
Rebecca L. Maccardini	18,345	*
Victor B. MacFarlane	2,500(2)(3)	*
Craig Macnab	101,075(2)(3)(6)	*
David J. Oakes	802,220(2)(7)	*
Scott D. Roulston	5,089(3)	*
Barry A. Sholem	98,950	*
Christa A. Vesy	118,460(8)	*
All Executive Officers and Directors as a Group (14 persons)	2,481,626	*

*	Less than 1%

(1)	Includes 204,394 common shares subject to options exercisable on or prior to April 25, 2014.

(2)	Does not include 61,202; 1,029; 1,029; 347 and 326,514 stock units credited to the accounts of Messrs. Hurwitz, Ahern, MacFarlane, Macnab and Oakes, respectively, with respect to restricted common shares that would have vested pursuant to their terms, and 46,552 stock units to be credited to the account of Mr. Oakes with respect to restricted common shares that have not yet vested, as a result of the election by such individuals to defer the vesting of restricted common shares pursuant to our Equity Deferred Compensation Plan. The stock units represent the right to receive common shares at the end of the deferral period, but do not confer current dispositive or voting control of any common shares.

(3)	Does not include 159,055; 14,902; 113,698; 33,437 and 24,905 stock units credited to the accounts of Messrs. Ahern, Boland, MacFarlane, Macnab and Roulston, respectively, pursuant to our Directors’ Deferred Compensation Plan. Each unit is the economic equivalent of one common share, but does not confer current dispositive or voting control of any common shares.

(4)	Includes 90,049 common shares subject to options exercisable on or prior to April 25, 2014.

(5)	Includes 50,654 common shares owned by a partnership in which Mr. Gidel and his wife each has a one-half interest.

(6)	Includes 31,827 common shares as to which Mr. Macnab shares voting and dispositive power with his wife and are pledged as security by Mr. Macnab.

(7)	Includes 528,754 common shares subject to options exercisable on or prior to April 25, 2014.

(8)	Includes 31,344 common shares subject to options exercisable on or prior to April 25, 2014.

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4. Proposal Two: Shareholder Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

Proposal Summary and Board Recommendation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, we are asking you to cast an advisory (non-binding) vote on the following resolution at the Annual Meeting:

RESOLVED, that, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions of our Proxy Statement for the 2014 Annual Meeting, is hereby APPROVED.

This advisory vote, commonly known as a “Say-on-Pay” vote, gives you the opportunity to express your views about the compensation we pay to our named executive officers, as described in this Proxy Statement. The Board believes that our executive compensation program is designed appropriately and working effectively to ensure that we compensate our named executive officers for the achievement of annual and long-term performance goals enhancing shareholder value. Before you vote, please review the sections captioned “Compensation Discussion and Analysis” and “Executive Compensation Tables and Related Disclosure” below. These sections describe our named executive officer pay programs and the rationale behind the decisions made by our Executive Compensation Committee.

You may vote “FOR” or “AGAINST” the resolution or abstain from voting on the resolution. The result of the Say-on-Pay vote will not be binding on us or our Board; however, the Board values the views of our shareholders. The Board and Executive Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

This non-binding advisory vote is scheduled to be conducted every year. The next Say-on-Pay vote is expected to take place at our 2015 Annual Meeting of Shareholders.

BOARD RECOMMENDATION:

“For” the Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers

2013 Executive Compensation Program

We believe you should vote “FOR” the approval of our named executive officer compensation, which, as described more fully under the section captioned “Compensation Discussion and Analysis,” we have designed to help us:

• Pay-for-performance, by providing incentives to our named executive officers to deliver a superior return to shareholders through operational performance and share price appreciation; and

•    Attract and retain leading industry talent, who will be able to deliver superior returns by adopting and executing a strategy that provides opportunity to retailers, complements our core competencies and enables us to take advantage of new business opportunities.

18    DDR Corp.  ï  2014 Proxy Statement

For 2013, as further described under the section captioned “Compensation Discussion and Analysis,” we made executive compensation decisions to help us reward the achievement of our financial and strategic objectives by linking these decisions to our key performance metrics of:

• Same store EBITDA;
• Relative total shareholder return; and
• Achievement of clearly articulated individual performance objectives.

We believe you should vote “FOR” the compensation of our named executive officers because the compensation actually earned by our named executive officers for 2013 performance, as described in this Proxy Statement, was aligned with both our pay-for-performance philosophy and our actual 2013 performance.

Compensation Committee Report

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Executive Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and the Proxy Statement for the 2014 Annual Meeting of Shareholders for filing with the SEC.

Executive Compensation Committee

Robert H. Gidel, Chair

James C. Boland

Victor B. MacFarlane

Barry A. Sholem

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Executive Compensation Committee.

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5. Compensation Discussion and Analysis

Executive Summary

In this section of the Proxy Statement, we explain and discuss our 2013 executive compensation program that applied to our named executive officers. We also describe the principles underlying our named executive officer compensation policies and practices. In addition, we outline our named executive officer compensation decisions for 2013 in light of the performance of the Company and our executive management team. In summary, we explain and demonstrate our pay-for-performance compensation philosophy.

Continued Execution of Our Prime Business Strategy in 2013

Management’s core business strategy, with the support of the Company’s Board, continues to be based upon a comprehensive five-year strategic plan that places emphasis on consistency in operational excellence and capital allocation, with a focus on creating long-term shareholder value and growing net asset value. We are committed to this strategic plan which is described as our “prime” business strategy. Pursuant to our prime business strategy, we are focused on the following three key objectives:

Strategy	Objective
Prime Balance Sheet	Establish and maintain a prime balance sheet, which means strengthening our credit metrics, reducing risk, and extending debt duration.
Prime Portfolio	Operate a prime portfolio that means focusing on “prime properties” which are market-dominant shopping centers populated by moderate- to budget-priced retailers with strong credit profiles and growing market shares.
Prime Operating Platform	Maintain a prime operating platform, which means improving property operating fundamentals, such as increasing the cash flow from our properties, and fostering talent within the organization.

Compensation Program Complements Business Strategy

Our compensation program complements our strategy through a combination of an annual operating performance metric (Same Store EBITDA growth), annual total shareholder return (TSR) and individual objectives, as well as long-term metrics tied to DDR’s absolute and relative share price performance. The program provides significant upside potential for the Company’s management team as well as downside risk (for example, no bonus is paid if performance is below the “threshold” level). At the same time, both the annual and long-term compensation programs encourage the development and execution of a long-term value-adding business plan without undue risk-taking. In general, except for the weightings of the different metrics, the performance of every member of the incentive-eligible senior management team is measured using the same metrics.

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Annual Incentive Compensation

During 2013 and consistent with prior years, our annual performance-based incentive compensation program was based upon the following three metrics, which are described in further detail below:

Annual Incentive Compensation Metrics
Metric	Description
Same Store EBITDA	Year-over-year growth rate of EBITDA(1) generated from assets owned, in whole or in part, for at least two consecutive fiscal years.
Relative TSR	Total annual shareholder return relative to a defined peer group of retail REITs.
Individual Performance	Evaluation of executive performance against clearly articulated individual performance goals.

(1)	EBITDA means earnings before interest, taxes, depreciation and amortization.

Based on a review of our performance as measured by these metrics, we paid 2013 performance-based incentive compensation to each of the following individuals (who are our named executive officers for 2013) for performance at the following achievement levels:

Named Executive Officer	Title	Overall Achievement Level
Daniel B. Hurwitz	Chief Executive Officer	Between “target” and “target+”
David J. Oakes	President and Chief Financial Officer	Between “target” and “target+”
Paul W. Freddo	Senior Executive Vice President of Leasing and Development	Between “target” and “target+”
Christa A. Vesy	Executive Vice President and Chief Accounting Officer	Between “target+” and “maximum”

Long-Term Incentive Program

Consistent with the Company’s long-term incentive program philosophy, the Executive Compensation Committee (Committee) recommended, and the Board adopted, the 2013 Value Sharing Equity Program (2013 VSEP) that commenced on January 1, 2013 as our new performance-based, long-term equity incentive program. This program replaces the predecessor Value Sharing Equity Program which expired on December 31, 2012. The 2013 VSEP consists of two components, an “absolute performance” metric as well as a “relative performance” metric to which two-thirds of the potential program payouts are subject. The 2013 VSEP is further described below under the section entitled “2013 Value Sharing Equity Program.”

Consideration of 2013 Say-on-Pay Voting Results

At our 2013 Annual Meeting, we received approximately 94% approval, based on the total votes cast, for our annual advisory “say-on-pay” vote to approve the compensation of our named executive officers. Our Board and Committee considered and discussed these voting results at their various meetings held during the remainder of 2013. The Committee and Gressle & McGinley LLC (Gressle & McGinley), the Committee’s compensation consultant, specifically considered the voting results when reviewing and considering any potential changes to our named executive officer compensation program for 2013 and 2014. The Committee believes these voting results demonstrate significant, continuing support for our named executive officer pay program, and chose to not make any substantial changes to the existing program for 2013 or 2014 specifically in response to the 2013 say-on-pay voting results. The Committee will, however, continue to explore from time to time various executive pay and corporate governance changes with Gressle & McGinley to the extent appropriate to keep our executive compensation program aligned with best practices in our competitive market. Based on its prior recommendation, our Board will continue to hold annual say-on-pay votes at our annual meeting of shareholders.

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Total Direct Compensation for 2013

Based upon the performance of the Company during 2013, the named executive officers for 2013 were awarded “total direct compensation” as presented in the following table. Total direct compensation includes amounts for base salary, long-term incentive compensation in the form of restricted stock, and annual performance-based incentive compensation in the form of cash, restricted stock and options awarded for 2013, the year to which the performance relates. This table does not include all of the items required by the rules of the SEC to be reported in the 2013 Summary Compensation Table, and does not report compensation elements or amounts in the same manner as required under the rules of the SEC. Therefore, this table should not be viewed as a replacement or substitute for the 2013 Summary Compensation Table or other compensation tables provided below.

Total Direct Compensation for 2013(1)
Named Executive Officer	Base Salary ($)	Annual Cash Incentive ($)(2)	Annual Restricted Stock Incentive ($) (3)	Annual Stock Option Incentive ($)(4)	2013 VSEP Award ($)	TOTAL ($)
Daniel B. Hurwitz	750,000	1,205,625	904,248	301,410	0	3,161,283
David J. Oakes	525,000	843,937	633,007	210,991	0	2,212,935
Paul W. Freddo	440,000	487,300	365,503	121,828	0	1,414,631
Christa A. Vesy	275,834	195,160	155,303	51,749	0	678,046

(1)	Total direct compensation consists solely of (a) the actual base salary paid for 2013, (b) the annual cash incentive compensation earned for 2013 performance, (c) the annual restricted stock awards and stock options earned based on 2013 performance, and (d) the 2013 VSEP awards earned during 2013 at their grant date fair value.

(2)	Annual cash incentive compensation earned for 2013 was paid in February 2014.

(3)	The restricted stock value reflects stock awarded for 2013 performance and is shown based on grant date fair value for which the grant date was February 22, 2014. The restricted stock is subject to service-based vesting in 20% increments beginning on the date of grant and the four following anniversaries of the grant date. The amount shown does not include restricted stock granted in prior years that vested in 2013.

(4)	The stock option value reflects stock options awarded for 2013 performance and is shown based on the grant date fair value determined by a Black-Scholes valuation, which grant date was February 22, 2014. These stock options may have future value or no value based on DDR’s stock price being above or below the strike price ($16.61) for the stock options. The stock options are subject to service-based vesting in one-third increments over three years beginning on the first anniversary of the grant date. This amount does not include stock options granted in prior years that vested in 2013.

2013 Compensation Program Design

Compensation Philosophy and Objectives

The Committee believes that our compensation packages should provide an incentive to our named executive officers to deliver a superior return to shareholders. Our compensation program rewards management for not only delivering these superior returns but also for reducing the risk profile of the Company, as well as for achieving financial and non-financial measures of performance that enhance long-term shareholder value. Management and the Board have consciously eschewed short-term decisions that may have resulted in inflated short-term shareholder returns in favor of longer term strategies that provide sustainable growth opportunities and enhanced net asset value.

Key Annual Performance-based Incentive Compensation Metrics

Same Store EBITDA Metric. We continue to use Same Store EBITDA as our key operational performance metric for our 2013 annual incentive compensation program. We believe Same Store EBITDA is an effective way to measure our performance both externally to the investment community and internally for all of our employees. EBITDA includes all overhead and administrative costs, but excludes interest expense and other non-operating items, such as the gain or loss on the sale of properties and asset impairments. Same Store EBITDA is further defined as EBITDA from wholly-owned and joint venture properties and other investments that we have owned for at least two consecutive fiscal years. Same Store EBITDA growth is important to our investors and us because

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it captures key property value drivers, such as occupancy rates, rental rates, and property expenses, and it also includes fee income and general and administrative expenses. At the same time, Same Store EBITDA is not impacted by financing decisions or current year acquisitions or dispositions, and is a performance measure less prone to influence by financial engineering and strategies that rely on short-term debt and increased risk. Use of this performance metric fits well with our compensation philosophy described above. Of further importance, every incentive-eligible employee can contribute to, and is significantly focused on, Same Store EBITDA growth through our annual performance-based incentive compensation program.

Similar to 2010, 2011 and 2012, the Committee adopted a target annual growth rate for Same Store EBITDA for 2013 as set forth below. It is the Committee’s view that if management’s objective is to grow Same Store EBITDA year-over-year, it can produce strong annual performance while making decisions that are in the best long-term interest of the Company and its shareholders. Our named executive officers and all incentive-eligible employees were motivated by this Same Store EBITDA growth rate for 2013.

Achievement of our Same Store EBITDA goal was measured on a scale from a “no award” level for performance “below expectations” to a “maximum” level for “superior” performance. The achievement opportunities with respect to the Same Store EBITDA metric are set forth in the following chart:

Performance Level	Same Store EBITDA Growth YoY (%)(1)	Award Level
Superior	4	Maximum
Target +	3	Target +
Target	2	Target
Threshold +	1	Threshold +
Threshold	0	Threshold
Below Expectations	<0	None

(1)	Growth in Same Store EBITDA between these levels are interpolated when calculating incentive compensation based on the Same Store EBITDA metric. (For this table, “YoY” means year-over-year.)

Relative TSR Metric. In addition to Same Store EBITDA, the Committee also placed continued emphasis on delivering TSR relative to an identified group of peers (TSR peer group) as measured through Relative TSR. Relative TSR is expressed as a percentage return on an investment in our common shares compared to TSR on an investment in the common shares of each company in our TSR peer group assuming a one-year hypothetical investment and assuming the reinvestment of all dividends.

For 2013, the Committee utilized the same TSR peer group as used in 2012 when evaluating TSR performance. The particular companies in the TSR peer group were again chosen because these retail REITs generally have business models similar to ours and are the companies we compete with for tenants, assets, capital and talent. We believe that over time, superior execution should lead to superior Relative TSR. We do not use the TSR peer group for determining the other elements or levels of compensation opportunities provided to our named executive officers.

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The TSR peer group (including the Company), equity market capitalization, and their TSR performance over one and five years (on an annualized basis) as of December 31, 2013, are as follows:

TSR Peer Group	Equity Market Capitalization ($ billions)	1-Year TSR (%)	5-Year TSR (%)
DDR Corp.	5.5	1.4	31.2
Ramco-Gershenson Properties Trust	1.1	23.7	28.4
Acadia Realty Trust	1.4	2.4	16.2
Federal Realty Investment Trust	6.8	0.4	14.1
Weingarten Realty Investors	3.3	6.7	11.8
Equity One, Inc.	2.6	11.1	10.5
Kite Realty Group	0.9	22.3	10.3
Kimco Realty Corporation	8.1	6.5	6.7
Regency Centers Corporation	4.3	1.8	4.7
Inland Real Estate Corporation	1.0	32.7	2.8
Cedar Realty Trust, Inc.	0.5	22.8	2.1

Individual Objectives Metric. At the beginning of 2013, individual objectives were set for all named executive officers. The Committee set qualitative individual objectives for Mr. Hurwitz, which carries a one-third weighting as indicated in the 2013 Metric Weightings table below. For Mr. Hurwitz, the qualitative individual objectives consisted of:

• Strategic planning and execution	• Leadership
• Board relations	• Management of human resources
• Management of external constituencies	• Management of capital resources

At the end of 2013, each Board member subjectively scored Mr. Hurwitz in a blind survey on a scale which ranged from “well below expectations” to “well above expectations” for each qualitative objective. The weighted score yielded a qualitative assessment of Mr. Hurwitz for annual performance-based incentive purposes, which score is interpolated when applied to the performance level scale of “below expectations,” “threshold,” “threshold +,” “target,” “target +” and “maximum” achievement levels.

Mr. Hurwitz set the individual objectives for the other named executive officers at the beginning of 2013, and evaluated their performance against those objectives at the end of the year on the same scale ranging from “below expectations” to “maximum” achievement levels. This evaluation took place as part of our year-end performance appraisal process. The individual objectives for the named executive officers were weighted as indicated in the 2013 Metric Weightings table below.

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The individual objectives set by Mr. Hurwitz for the other named executive officers included, among others, the following:

Named Executive Officer	Individual Objectives
David J. Oakes	Achieving improvements to the Company’s portfolio, balance sheet, financial covenants and debt maturity schedule, enhanced investor relations efforts, communications with rating agencies with the goal of further Company upgrades, and additional leadership responsibilities in connection with his promotion to President of the Company.
Paul W. Freddo	Improvement to the Company’s same store leased rate and property operating metrics, execution of the Company’s property redevelopment goals, and monetizing non-income producing land.
Christa A. Vesy	Maintaining the Company’s transparency in financial reporting, continued reductions in tenant accounts receivable balances and other operational goals, and an expanded leadership role for various accounting and financial objectives.

Annual Performance-Based Incentive Compensation Metric Scoring and Weightings

The three metrics of Same Store EBITDA, Relative TSR and individual performance goals are each measured on a scale which includes “below expectations,” “threshold,” “threshold+,” “target,” “target+” and “maximum” achievement levels. Based upon the combined and weighted scoring of each of these metrics and subject to the authority of the Committee to implement the compensation program, annual performance-based incentive compensation is awarded at a level commensurate with overall performance. These incentive compensation metrics were linked to achievement against specific financial, strategic and operational metrics, and those metrics were applied and weighted for the executives based upon their roles and employment agreement terms. The metrics and the applicable weightings for each executive were as follows:

	2013 Metric Weightings
Named Executive Officer	Same Store EBITDA (%)	Relative TSR (%)	Assessment of Individual Objectives (%)	Total (%)
Daniel B. Hurwitz	33 1/3	33 1/3	33 1/3	100
David J. Oakes	33 1/3	33 1/3	33 1/3	100
Paul W. Freddo	33 1/3	33 1/3	33 1/3	100
Christa A. Vesy	50	15	35	100

Role of the Committee and Management in Executive Compensation

The Committee has overall responsibility for the compensation programs provided to our named executive officers. Pursuant to the Committee’s Charter, the Committee has the authority to review and approve the compensation for executive officers, including the review and approval of the design and implementation of any incentive arrangements, equity compensation, and supplemental retirement programs. Consistent with this authority, the Committee establishes financial performance metrics and targets used for annual performance-based incentives, conducts an in-depth review of performance against these objectives, reviews from time to time market pay practices as they relate to both cash-based and equity-based award programs primarily to remain informed about general compensation trends in the market, designs and adopts our long-term equity incentive compensation programs and specifically approves compensation arrangements for Mr. Hurwitz. For the named executive officers other than Mr. Hurwitz, Mr. Hurwitz sets the annual performance-based objectives and evaluates performance against such objectives. Mr. Hurwitz advises the Board and the Committee of those outcomes on an annual basis, which are ratified by the Committee.

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Compensation Consultant

For 2013, the Committee retained Gressle & McGinley as its independent compensation consultant. Gressle & McGinley was selected as the advisor to the Committee based on its extensive knowledge of the REIT sector, especially retail REITs, and its deep knowledge and experience in designing executive compensation programs over the past 30 years across multiple sectors of the economy. The Committee has assessed the independence of Gressle & McGinley, as required under NYSE listing rules. The Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to Gressle & McGinley. Based on this review, the Committee is not aware of any conflict of interest that has been raised by the work performed by Gressle & McGinley. In particular, Gressle & McGinley assisted the Committee in 2013 with:

• its 2013 year-end performance review of Mr. Hurwitz to determine payments under the annual performance-based incentive compensation program for 2013 that were paid in 2014;
• verifying the calculation of the Same Store EBITDA growth metric targets and results for 2013;
• confirming the results of our Relative TSR performance metric for 2013; and
• providing analysis of appropriate peer samples and market data to assist the Committee in determining the CEO’s 2013 base salary.

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Principal Elements of the 2013 Compensation Program

The following table summarizes the key elements of our named executive officer compensation program for 2013:

Type	Element	Form	Objective	Characteristic

Fixed	Base Salary	Cash	Competitive annual cash compensation to help retain executive talent	Competitive compensation based on comparative market analysis and contractual commitments

At Risk / Performance- based Incentive	Annual Performance- based Incentive Compensation	Cash, Restricted Shares and Stock Options	Incentivizes executives to achieve individual and Company objectives and aligns executives’ compensation interests with shareholders’ investment interests	Payouts earned based on a combination of Same Store EBITDA, Relative TSR, and individual performance

	Long-Term	Restricted	Motivates and rewards	Special long-term,
	Incentive	Shares	executives for achieving	performance-based incentive
	Compensation		long-term share-price	equity awards for select officers
			appreciation and total	of the Company
shareholder return, helps
			retain executives, and aligns	Restricted shares earned based
			executives’ compensation	on absolute increases in adjusted
			interests with shareholders’	market capitalization and relative
			investment interests	performance over an established
initial base point and then subject
to additional time-based vesting
over four years, subject to
accelerated or continued vesting
in certain instances

Other	Retirement	Plan	Provides benefits that are	Standard tax-qualified defined
	Benefits	Contributions	competitive with industry	contribution (401(k)) plan that
			practices	provides a tax efficient vehicle to
accumulate retirement savings,
subject to limits on compensation
under the Internal Revenue Code

Nonqualified cash and equity deferred compensation plans that permit contributions in excess of Internal Revenue Code limits for qualified plans

	Health and Other Welfare Benefits	Benefit Coverage	Provides benefits that are competitive with industry practices	Broad-based employee benefits program, including health, life, disability and other insurance, and customary fringe benefits providing for basic health and welfare needs

	Perquisites	Expense Reimbursement	Encourages executives to build community and business relationships, and helps attract and retain executives	Country club expense reimbursement provided to a limited number of executives

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Analysis of 2013 Performance

We believe our operating strategy will generate long-term shareholder value, and during 2013 we continued to make great strides in the successful execution of our prime business strategy. The following discussion highlights our 2013 accomplishments and the ways in which we are achieving our long-term strategic objectives.

Maintaining a Prime Balance Sheet

In 2013, we completed approximately $2.8 billion of financing activities to further strengthen our balance sheet, improve our credit metrics and reduce financial risk. Our accomplishments included the following:

• Financed the acquisition of prime shopping centers with over two-thirds of the value through new common equity or proceeds from the disposition of non-prime assets;
• Reduced our pro rata debt-to-EBITDA ratio to 7.5x;
• Achieved a weighted average maturity of consolidated debt of 4.7 years;
• Based on our 2013 performance, achieved ratings upgrades from Moody’s, Fitch, and Standard & Poor’s, consistent with our strategic objectives;
• Issued $827 million of common equity at an average price of $18.76 per share to fund the net investment in prime shopping centers;
• Issued $150 million, 6.25% Class K preferred stock to redeem $150 million, 7.375% Class H preferred stock;

•    Issued $300 million, 10-year, 3.375% senior unsecured notes, with net proceeds used to fund the acquisition of prime shopping centers from our existing joint venture with affiliates of The Blackstone Group L.P. (Blackstone);

• Issued $300 million, 7-year, 3.5% senior unsecured notes, with net proceeds used to repay debt under our unsecured revolving credit facility;

•    Refinanced the Company’s credit facilities and secured term loan in advance of maturity; the new $815 million unsecured revolving credit facilities and $400 million secured term loan mature in 2018 and pricing was reduced by 20 basis points on average;

• Increased the amount of unencumbered net operating income by 17% since year-end 2012;
• Maintained debt covenant metrics well above minimum requirements; and
• Paid an annual cash dividend of $0.54 per common share, an increase of 12.5% from 2012.

Operating a Prime Portfolio

During 2013, we completed approximately $2.8 billion of capital transactions and made the following progress with regard to increasing our ownership and operation of prime properties and improving the overall quality of the portfolio to contribute to long-term value creation and earnings growth:

• Acquired 46 prime assets and disposed of 80 non-prime and non-income producing assets, yielding total acquisition and disposition activity of $2.8 billion for 2013;
• Increased the percentage of net operating income generated from the Company’s prime portfolio by 230 basis points to 91.6%;

•    Improved the credit quality of cash flow by transitioning premier tenants such as Nordstrom Rack, Whole Foods, L.A. Fitness, and Five Below into the Company’s top 50 tenants by annual base rent, through small shop consolidation, strategic unit recapture, and the addition of GLA at prime assets;

• Acquired the remaining 95% interest in 30 prime power centers from our existing joint venture with Blackstone for $1.46 billion;

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• Greater than 90% of property acquisitions were located in the top 50 MSAs, and 47% of acquisitions were located in the top 25 MSAs;
• Sold $25 million of non-income producing land, reducing Land and CIP as a percentage of gross asset value to 4.6%, below 5% for the first time since the fourth quarter of 2005; and
• Opened Belgate Shopping Center in Charlotte, NC, a 900,000-square-foot prime power center, 100% leased and anchored by Walmart and IKEA.

Maintaining a Prime Operating Platform

In 2013, we also achieved the following operational accomplishments and platform improvements:

• Leased over 10 million square feet of gross leasable area for the fifth consecutive year;
• Signed over 1,700 leases for the third consecutive year;
• Increased our portfolio leased rate to 95.1%, up 90 basis points from 94.2% at year-end 2012 and the highest level since 2008;
• Achieved blended leasing spreads greater than 8%;
• Increased our equivalent net effective rent on new leases from $13.57 in 2012 to $14.18 in 2013;
• Achieved a consistent level of maintenance capital expenditures year-over-year while maintaining asset quality and high property management standards;
• Reduced tenant accounts receivable balances by over 20% since year-end 2012;

•    Dedicated significant resources to professional training and development to secure our position as an industry-leader related to human capital management and to develop and retain top talent at all levels of the organization; and

• Enhanced the execution of the Company’s Enterprise Risk Management program.

2013 Compensation Earned

Base Salary Levels

We pay salaries to our named executive officers to provide them with a base level of income for services rendered. During 2013, each of the named executive officers was a party to an employment agreement with us that provided for a minimum base salary amount, which may be adjusted higher from time to time during the term of the contract upon approval of the Committee. These minimum base salaries were originally established based on an analysis of the salaries paid to executives in comparable positions within our industry provided by Gressle & McGinley. The base salaries for 2013 for the named executive officers were determined in accordance with these contractual obligations.

The base salary for Mr. Hurwitz in 2013 remained unchanged from 2012. An increase in base salary was granted to Mr. Oakes in recognition of his promotion to President of the Company in January 2013. The base salary for Mr. Freddo increased in 2013 consistent with his additional management responsibilities and due to his achievement of his individual objectives in 2012. Ms. Vesy also was awarded a base salary increase in recognition of additional leadership responsibilities and her achievement of her individual objectives during 2012.

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The following table summarizes our named executive officers’ annual base salary rates for 2012 and 2013, and the year-over-year percentage change in their base salary rates:

Named Executive Officer	2012 Base Salary ($)	2013 Base Salary ($)	Change (%)
Daniel B. Hurwitz	750,000	750,000	0.0
David J. Oakes	475,000	525,000	10.5
Paul W. Freddo	408,000	440,000	7.8
Christa A. Vesy	255,004	280,000	9.8

Annual Incentive Compensation Metric Achievement for 2013

The following table summarizes the achievement levels for each of the annual performance-based incentive compensation metrics and the overall performance level based on the weighted metrics for each of the named executive officers.

Named Executive Officer	Same Store EBITDA Performance(1)	Relative TSR(2)	Individual Objectives(3)	Overall Performance
Daniel B. Hurwitz	Between Target+ and Maximum	Threshold	Between Target+ and Maximum	Between Target and Target+
David J. Oakes	Between Target+ and Maximum	Threshold	Between Target+ and Maximum	Between Target and Target+
Paul W. Freddo	Between Target+ and Maximum	Threshold	Between Target+ and Maximum	Between Target and Target+
Christa A. Vesy	Between Target+ and Maximum	Threshold	Maximum	Between Target+ and Maximum

(1)	In 2013, the Company achieved year-over-year growth of 3.87% in Same Store EBITDA.

(2)

The Committee determined that for purposes of this metric, the performance achieved by the Company was at the “threshold” level for 2013. In making their determination, the Committee recognized that the Company ranked 8th out of the eleven TSR peer group companies (including the Company) based on an average daily ranking measured over the course of the year.

(3)	As described above, the achievement of Mr. Hurwitz’s individual objectives for 2013 was based on the Board’s qualitative assessment of his performance and Mr. Hurwitz assessed the achievement of the individual objectives for the other named executive officers.

Calculation of Annual Performance-Based Incentive Compensation

Based on the overall performance of the Company and the named executive officers as set forth above, payment of annual performance-based incentive compensation was delivered to the named executive officers in the form of cash and equity awards. For Messrs. Hurwitz, Oakes and Freddo, fifty percent of their performance-based incentive compensation was paid in cash (see “Cash Performance-Based Incentive Compensation” below) and fifty percent was paid in the form of equity awards (see “Equity Performance-Based Incentive Compensation” below). For Ms. Vesy, payment of annual performance-based incentive compensation was allocated between cash and equity awards based on the percentage incentive opportunities set forth in the tables in the following sections.

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Cash Performance-Based Incentive Compensation

Below is a summary of the annual cash performance-based incentive compensation opportunities that were available to each named executive officer for 2013, which opportunities were established pursuant to each named executive officer’s employment agreement in effect for 2013. This table also sets forth the actual cash incentive amounts earned for 2013.

	Annual Performance-Based Incentive Opportunity (% of Base Salary)			Annual Performance-Based Incentive Opportunity ($)			Cash Value ($)
Named Executive Officer	Threshold	Target	Maximum	Threshold	Target	Maximum	Actual
Daniel B. Hurwitz	100	150	200	750,000	1,125,000	1,500,000	1,205,625
David J. Oakes	100	150	200	525,000	787,500	1,050,000	843,937
Paul W. Freddo	50	100	150	220,000	440,000	660,000	487,300
Christa A. Vesy	20	40	80	56,000	112,000	224,000	195,160

Equity Performance-Based Incentive Compensation

Below is a summary of the annual equity performance-based incentive compensation opportunities that were available to each named executive officer for 2013, which opportunities were established pursuant to each named executive officer’s employment agreement in effect for 2013. The table below also summarizes the actual equity incentive compensation granted to each of the named executive officers:

	Annual Performance-Based Equity Award Incentive Opportunity (%)(1)			Annual Performance-Based Equity Award Incentive Opportunity ($)			Equity Award Value ($)
Named Executive Officer	Threshold	Target	Maximum	Threshold	Target	Maximum	Actual
Daniel B. Hurwitz	100	150	200	750,000	1,125,000	1,500,000	1,205,658
David J. Oakes	100	150	200	525,000	787,500	1,050,000	843,998
Paul W. Freddo	50	100	150	220,000	440,000	660,000	487,331
Christa A. Vesy	12.5	25	50	42,000	98,000	252,000	207,052

(1)	This percentage is multiplied by the base salary for Messrs. Hurwitz, Oakes and Freddo and multiplied by the base salary and annual cash performance-based incentive compensation for Ms. Vesy.

Consistent with past practice, 75% of the value of this annual equity incentive compensation was awarded in the form of restricted shares and 25% of the value was awarded in the form of stock options. The number of restricted shares representing the 75% of the equity incentive compensation was calculated based on the value of our common shares as of the grant date. The first 20% of the restricted shares immediately vest at grant and the remainder of the restricted shares vests in equal annual installments over the next four years. The number of stock options representing the remaining 25% of the value of this annual equity incentive compensation was calculated based upon the value of an option utilizing the Black-Scholes valuation model. The stock options are granted with an exercise price equal to the closing price of our common shares on the date of grant and vest in three equal annual installments beginning one year after the grant date.

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The following table sets forth the actual number of restricted shares and stock options granted to each of Messrs. Hurwitz, Oakes and Freddo and Ms. Vesy in February 2014:

Form of Award	Exercise Price	Hurwitz	Oakes	Freddo	Vesy
Stock Options	$16.61	120,165	84,117	48,570	20,631
Restricted Shares	n/a	54,440	38,110	22,005	9,350

We believe that time-based vesting restricted shares provide significant retention incentives for our executive officers as they directly align the compensation interests of our executive officers with the investment interests of our shareholders. The holder of restricted shares has the right to receive dividends and to vote with respect to all restricted shares immediately upon their grant. We also believe that time-based vesting stock options are a valuable motivating tool and provide a long-term incentive to the executive officers because these officers will realize gain on their stock options only if our shareholders also recognize gain on their holdings of our shares. Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to such option, including voting rights and the right to receive dividends. We have never repriced any stock options or issued options with “reload” provisions.

2013 Value Sharing Equity Program

On December 31, 2012, the Company adopted the 2013 VSEP and granted awards to certain officers of the Company on January 1, 2013, which awards represent the opportunity to earn restricted stock grants. The 2013 VSEP will operate from January 1, 2013 until December 31, 2015 (unless terminated early pursuant to a change in control). The 2013 VSEP and the restricted shares which may be earned under this program are subject to the terms of our 2012 Equity and Incentive Compensation Plan. The 2013 VSEP awards, if earned, may result in the granting of common shares of the Company to participants on measurement dates over the three-year term, subject to an additional service-based vesting schedule. As a result, in general, the total compensation available to participants under the 2013 VSEP, if any, will be fully earned and vested only after seven years (the three-year performance period and the final four-year service-based vesting period).

The 2013 VSEP is designed to allow DDR to reward participants for superior financial performance and allow them to share in “value created” (as defined below), based upon (1) increases in DDR’s adjusted market capitalization over pre-established periods of time, and (2) increases in relative total shareholder return of DDR as compared to the performance of the FTSE NAREIT Equity REITs Total Return Index for the FTSE International Limited NAREIT U.S. Real Estate Index Series (NAREIT Index). Under the 2013 VSEP, participants may be granted two types of performance-based awards – an “absolute performance award” and a “relative performance award” – that, if earned, are settled with DDR common shares and are subject to additional service-based vesting requirements for a period of four years.

Absolute Performance Awards. Under the absolute performance awards, on five specified measurement dates (occurring on December 31, 2013 and every six months thereafter through December 31, 2015), DDR will measure the “Value Created” during the period between the start of the 2013 VSEP and the applicable measurement date. Value Created is measured for each period for the absolute performance awards as the increase in DDR’s market capitalization (in other words, the product of DDR’s five-day trailing average share price as of each measurement date (price-only appreciation, not total shareholder return) and the number of shares outstanding as of the measurement date), as adjusted for equity issuances and/or equity repurchases, between the start of the 2013 VSEP and the applicable measurement date. The share price used for purposes of determining Value Created for the absolute performance awards is capped based on an 8.0% compound annual growth rate for DDR shares from the start of the 2013 VSEP through the end of 2015 (Maximum Ending Share

32    DDR Corp.  ï  2014 Proxy Statement

Price), which cap applies to each measurement period. The following chart shows the measurement dates and vesting period for absolute performance awards, if any, during the term of the 2013 VSEP:

(1)	Grants, if earned, vest in 20% increments on the grant date and each of the four anniversaries following the grant date.

Each participant has been assigned a “percentage share” of the Value Created for the absolute performance awards, but the total share of Value Created for all participants for the absolute performance awards is capped at $18.0 million (the aggregate percentage share for all participants for the absolute performance awards is 1.4133%). As a result, each participant’s total share of Value Created for the absolute performance awards is capped at an individual maximum limit. Assuming a grant is earned, after the first measurement date, each participant will earn DDR common shares with an aggregate value equal to two-sixths of the participant’s percentage share of the Value Created for this award. After each of the next three measurement dates, each participant will earn DDR common shares with an aggregate value equal to three-sixths, then four-sixths, and then five-sixths, respectively, of the participant’s percentage share of the Value Created for this award. After the final measurement date (or, if earlier, upon a change in control, as defined in the 2013 VSEP), each participant will earn DDR common shares with an aggregate value equal to the participant’s full percentage share of the Value Created. In addition, for each measurement date, the number of DDR common shares earned by a participant will be reduced by the number of DDR common shares previously earned by the participant for prior measurement periods. The percentage shares of the Value Created for the named executive officers for the absolute performance awards are as follows:

Named Executive Officer	Value Sharing Opportunity for Absolute Performance Awards (%)	Maximum Grant ($)
Daniel B. Hurwitz	0.2359	3,000,000
David J. Oakes	0.1180	1,500,000
Paul W. Freddo	0.0885	1,125,000
Christa A. Vesy	0.0442	562,500

Based upon the Company’s five-day trailing average stock price as of the first measurement date for the absolute performance awards on December 31, 2013, no grants were earned.

Relative Performance Awards. Under the relative performance awards, on December 31, 2015 (or upon a change in control, if earlier), DDR will compare its dividend-adjusted share price performance during the period between the start of the 2013 VSEP and December 31, 2015, to the performance of a comparable hypothetical investment in the NAREIT Index (in each case as adjusted for equity issuances and/or equity repurchases during the same period). No relative performance awards will be earned by participants unless and until the absolute performance awards have already been earned by DDR achieving its Maximum Ending Share Price, and thus achieving maximum performance for the absolute performance awards.

If DDR’s relative performance exceeds the NAREIT Index, then the relative performance awards may be earned provided certain conditions are met. First, DDR’s five-day trailing average share price as of December 31, 2015,

DDR Corp.   ï  2014 Proxy Statement    33

must be equal to or exceed the Maximum Ending Share Price. Second, the participant must be employed with DDR on the measurement date for the relative performance awards. If, after satisfaction of those conditions, DDR’s relative performance exceeds the NAREIT Index performance (subject to a not-less-than-minimum level of NAREIT Index performance), then each participant will earn DDR common shares based on the participant’s full “percentage share” of the Value Created for the relative performance awards, which percentage share has been assigned by DDR. The total share of Value Created for all participants for the relative performance awards is capped at $36.0 million (the aggregate percentage share for all participants for the relative performance awards is 1.9337%), and, as a result, each participant’s total share of Value Created for the relative performance awards is capped at an individual maximum limit. The percentage shares of the Value Created for the named executive officers for the relative performance awards are as follows:

Named Executive Officer	Value Sharing Opportunity for Relative Performance Awards (%)	Maximum Grant ($)
Daniel B. Hurwitz	0.3228	6,000,000
David J. Oakes	0.1614	3,000,000
Paul W. Freddo	0.1210	2,250,000
Christa A. Vesy	0.0605	1,125,000

Unless otherwise determined by the Committee, the DDR shares earned under the absolute performance awards and relative performance awards will generally be subject to additional service-based restrictions that are expected to vest in 20% annual increments beginning on the date of grant and on each of the first four anniversaries of the date of grant. The following chart shows the measurement date and vesting period for the relative performance awards, if any, during the term of the 2013 VSEP:

Other Benefits and Information

Perquisites. Pursuant to their employment agreements, the named executive officers received certain additional benefits during 2013. The Committee believes that these benefits are reasonable and consistent with its overall compensation program and better enable us to attract and retain superior executive talent.

Under their employment agreements for 2013, Messrs. Hurwitz, Oakes and Freddo were entitled to the payment by us of their annual regular membership fees, assessments, and dues for a local country club, if they elected to join such a club. In addition, the employment agreements for each of our named executive officers provide for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time, and other customary fringe benefits.

Retirement Benefits. We have established a tax qualified 401(k) plan for our employees pursuant to which we, during 2013, made semi-monthly matching contributions equal to 50% of each participant’s contribution, up to 6% of the sum of his or her base salary plus annual cash performance-based incentive, not to exceed the sum of 3% of the participant’s base salary plus annual cash performance-based incentive, subject to Internal Revenue Code limits.

Elective Deferred Compensation Plan. Our named executive officers are entitled to participate in our Elective Deferred Compensation Plan. Pursuant to the Elective Deferred Compensation Plan, executive officers can defer up to 100% of their base salaries and annual cash performance-based incentives, less applicable taxes and

34    DDR Corp.  ï  2014 Proxy Statement

authorized benefits deductions. The Elective Deferred Compensation Plan is a non-qualified plan and is an unsecured, general obligation of the Company, and we have established and funded a “rabbi” trust to satisfy our payment obligations under this plan. The Company provides a matching contribution to any executive who defers to the Elective Deferred Compensation Plan equal to the difference between (1) 3% of the sum of the executive’s base salary and annual cash performance-based incentive eligible for deferral under the 401(k) plan and the Elective Deferred Compensation Plan, combined, and (2) the actual employer matching contribution provided under the 401(k) plan. Earnings on a participant’s deferred account are based on the results of the investment options available in the plan that are selected by the participant. Settlement is generally made in cash at a date determined by the participant at the time a deferral election is made. Messrs. Oakes and Freddo elected to defer a portion of their 2013 total annual cash compensation pursuant to the Elective Deferred Compensation Plan. For information on the value of annual cash compensation deferred by the named executive officers in 2013, please refer to the 2013 Summary Compensation Table and the 2013 Nonqualified Deferred Compensation Table below.

Equity Deferred Compensation Plan. Pursuant to the Equity Deferred Compensation Plan, our executive officers, including the named executive officers, have the right to defer the receipt of restricted shares earned under any equity compensation plan. The value of a participant’s deferrals is converted into units, based on the market value of our common shares at the time of the deferral, so that each unit is equivalent in value to one common share. We have established and funded a “rabbi” trust, which holds our common shares, to satisfy our payment obligations under this plan. Common shares equal to the number of units credited to the participants’ accounts under this plan are placed in the rabbi trust. In the event of our insolvency, the assets of the rabbi trust are available to general creditors. Settlement of units is generally made in our common shares at a date determined by the participant at the time a deferral election is made. In 2013, Mr. Hurwitz received a distribution of restricted shares previously deferred into the Equity Deferred Compensation Plan and Mr. Oakes deferred receipt of restricted shares into the Equity Deferred Compensation Plan.

Employment Agreements. During 2013, the Company was a party to employment agreements with each of the named executive officers. More information concerning the terms of the employment agreements and the amounts payable pursuant to the employment agreements is provided under the section entitled “Employment Agreements” in the “Executive Compensation Tables and Related Disclosure” section of this Proxy Statement.

Stock Ownership Guidelines

Under the stock ownership guidelines, each named executive officer must own common shares or common share equivalents with an aggregate market value of no less than the applicable multiple of such officer’s annual base salary for the immediately preceding year, which for the Chief Executive Officer shall be five times his annual base salary and for all other such officers shall be three times his/her annual base salary. Our Board established these particular levels of stock ownership for our named executive officers because we want to have the interests of our named executive officers aligned with the investment interests of our shareholders.

Such minimum share ownership requirement must be satisfied initially (1) by no later than the fifth anniversary of the first March 15th following the latest to occur of (A) the date such officer becomes a named executive officer, (B) the date such officer receives his or her first grant of common shares or common share equivalents, and (C) March 15, 2013 (we refer to the latest of these three dates as the Commencement Date), and then (2) on each anniversary of March 15th thereafter. To that end, and unless otherwise approved by the Nominating and Corporate Governance Committee, each named executive officer is required to own 20% of the requisite value of common shares and common share equivalents on the first March 15th following the Commencement Date, and an additional 20% on the anniversary of such date until the fifth anniversary when such requirement must be satisfied. Unvested restricted shares and shares deferred into our Equity Deferred Compensation Plan will count as common share equivalents toward satisfying the stock ownership guidelines. All of our named executive officers satisfied the stock ownership guidelines as of March 15, 2014.

DDR Corp.   ï  2014 Proxy Statement    35

Hedging and Pledging Policy

Our Board adopted a policy prohibiting our Directors and executive officers from (1) engaging in certain hedging transactions involving the Company’s stock, and (2) pledging Company stock as collateral for a loan because the Board determined that such a policy is in the best interests of the Company and our shareholders. The policy provides a phase-in period of five years, with regard to arrangements that existed at the time the policy became effective. Currently, all named executive officers and Directors are in compliance with the Company’s policy; one Director currently maintains certain margin arrangements that are subject to the policy’s phase-in provisions.

Tax and Accounting Implications

We have made an election to qualify as a REIT under the Internal Revenue Code, and as such generally will not be subject to federal income tax. Thus, the deduction limit for compensation paid to the chief executive officer and the three other most highly compensated executive officers, other than the chief financial officer, of a public company provided under Section 162(m) of the Internal Revenue Code was generally not material to the design and structure of our named executive officer compensation program for 2013.

Compensation-Related Risk Analysis

The senior management team, specifically through management’s internal compensation committee, regularly reviews the risks related to our compensation policies and practices across the Company. This committee, chaired by Mr. Hurwitz, is regularly provided with information that allows us to review and discuss our policies and practices as they relate to Company-wide compensation programs and the identification of any risks that are likely to have a material adverse impact on the Company. The management compensation committee also reviews the specific performance measures relating to any of the Company’s annual performance-based incentive metrics and our long-term incentive programs to assess any potential risks. In the process of conducting this internal review, the management compensation committee also considers best practice information from our peer companies, as provided by our compensation and benefits department or, if necessary, by Gressle & McGinley.

The Committee has overall responsibility for overseeing the risks relating to compensation policies and practices affecting senior management. The Committee uses its consultant, Gressle & McGinley, to independently consider and analyze the extent, if any, to which our compensation policies and practices might create risks for the Company, and this review also focused on variable and incentive compensation elements, as well as policies and practices that could mitigate or balance any such incentives.

After conducting these reviews, including most recently in early 2014, both the Committee and management compensation committee have determined that none of our compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on the Company.

36    DDR Corp.  ï  2014 Proxy Statement

6. Executive Compensation Tables and Related Disclosure

2013 Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	All Other Compensation ($)(5)	Total ($)
Daniel B. Hurwitz	2013	750,000	—	1,527,703	—	1,205,625	28,365	3,511,693
Chief Executive Officer	2012	750,000	—	—	—	2,713,750	27,085	3,490,835
	2011	616,000	—	—	—	1,934,240	54,105	2,604,345
David J. Oakes	2013	525,000	—	1,765,854	333,989	843,937	34,568	3,503,348
President and Chief Financial Officer	2012	475,000	—	757,657	252,550	593,750	33,136	2,112,093
	2011	470,834	—	762,033	254,016	494,791	32,161	2,013,835
Paul W. Freddo	2013	440,000	—	1,031,928	153,012	487,300	29,903	2,142,143
Senior Executive Vice President of Leasing and Development	2012	406,667	—	460,360	153,458	408,000	28,769	1,457,254
	2011	396,667	—	349,830	116,607	405,000	26,447	1,294,551
Christa A. Vesy	2013	275,834	—	382,042	31,849	195,160	10,507	895,392
Executive Vice President and Chief Accounting Officer	2012	250,003	—	68,676	22,892	129,521	10,304	481,396
	2011	218,938	—	51,448	17,138	96,188	9,055	392,767

(1)	The amounts reported in columns (c) and (g) for 2013 include amounts deferred into our 401(k) plan (a qualified plan) and our elective deferred compensation plan (a nonqualified plan) by Messrs. Hurwitz, Oakes and Freddo and Ms. Vesy for the year ended December 31, 2013 as follows: Mr. Hurwitz, $17,500; Mr. Oakes, $42,500; Mr. Freddo, $59,000; and Ms. Vesy, $17,500. Under our elective deferred compensation plan, deferred amounts are payable to the named executive officer at a date and in a form specified by the named executive officer at the time of his or her deferral election in accordance with the provisions of the plan.

(2)	The amounts reported in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted during the reported years. Assumptions used in the calculation of these amounts for 2013 are included in footnote 15 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 28, 2014. The amounts reported in this column for 2013 for Mr. Hurwitz include the grant date fair value of the 2013 VSEP award, and for Messrs. Oakes and Freddo and Ms. Vesy include the grant date fair value of their respective 2013 VSEP award and annual performance-based equity incentive awards granted in 2013 for the 2012 service period. With respect to the 2013 VESP, where achievement under the 2013 VESP is based on a market condition (e.g., adjusted increase in market capitalization), there is no change to reporting of the grant date fair value of the 2013 VSEP awards disclosed for 2013 as a result of changes in performance achievement levels based on future market conditions. As described in “Compensation Discussion and Analysis,” under the caption “2013 Value Sharing Equity Program,” the following are the maximum amounts that could be earned under the 2013 VSEP awards: Mr. Hurwitz, $9,000,000; Mr. Oakes, $4,500,000; Mr. Freddo, $3,375,000; and Ms. Vesy, $1,687,500. Annual performance-based stock incentive compensation awards related to performance in service year 2013 are granted in 2014 and not included in this column but are further described in “Compensation Discussion and Analysis” under the captions “Equity Performance-Based Incentive Compensation” and “Total Direct Compensation for 2013.” For information about the awards earned for 2013, see “Compensation Discussion and Analysis — 2013 Compensation Earned” and “ — 2013 Value Sharing Equity Program” above. See “2013 Grants of Plan-Based Awards Table” for more information about these grants.

(3)	The amounts reported in column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of option awards granted during the reported years. Assumptions used in the calculation of these amounts for 2013 are included in footnote 15 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 28, 2014. The amounts reported in this column for Messrs. Oakes and Freddo and Ms. Vesy include the grant date fair value of their respective annual performance-based option incentive awards granted in 2013 for the 2012 service period. Annual performance-based option incentive compensation awards related to performance in service year 2013 are granted in 2014 and not included in this column but are further described in “Compensation Discussion and Analysis” under the captions “Equity Performance-Based Incentive Compensation” and “Total Direct Compensation for 2013.” For information about the awards earned for 2013, see “Compensation Discussion and Analysis — 2013 Compensation Earned” above. See “2013 Grants of Plan-Based Awards Table” for more information about these grants.

DDR Corp.   ï  2014 Proxy Statement    37

(4)	The amounts reported in column (g) for 2013 reflect cash amounts earned by such executives as annual cash performance-based incentive compensation. For more information about the awards reported in this column for 2013, see “Compensation Discussion and Analysis — 2013 Compensation Earned” above.

(5)	The amounts shown in column (h) for the named executive officers for 2013 include:

•	for Mr. Hurwitz, matching contributions to the 401(k) plan, disability insurance premiums, and country club expenses;

•	for Mr. Oakes, matching contributions to the deferred compensation plan and 401(k) plan of $21,250, disability insurance premiums and country club expenses;

•	for Mr. Freddo, matching contributions to the deferred compensation plan and 401(k) plan of $25,440, and disability insurance premiums; and

•	for Ms. Vesy, matching contributions to the 401(k) plan and disability insurance premiums.

None of the amounts reported for the named executive officers for 2013 in column (h), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits, except as disclosed in this footnote.

2013 Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)

		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Daniel B. Hurwitz	—	—	1,125,000	1,500,000	—	—	—	—	—	—	—
	1/1/2013	—	—	—	—	(2)	9,000,000	—	—	—	1,527,703
David J. Oakes	—	—	787,500	1,050,000	—	—	—	—	—	—	—
	2/22/2013	—	—	—	—	—	—	59,220	—	—	1,002,002
	2/22/2013	—	—	—	—	—	—	—	63,990	$16.92	333,989
	1/1/2013	—	—	—	—	(2)	4,500,000	—	—	—	763,852
Paul W. Freddo	—	—	440,000	660,000	—	—	—	—	—	—	—
	2/22/2013	—	—	—	—	—	—	27,130	—	—	459,040
	2/22/2013	—	—	—	—	—	—	—	29,316	$16.92	153,012
	1/1/2013	—	—	—	—	(2)	3,375,000	—	—	—	572,888
Christa A. Vesy	—	—	112,000	224,000	—	—	—	—	—	—	—
	2/22/2013	—	—	—	—	—	—	5,650	—	—	95,598
	2/22/2013	—	—	—	—	—	—	—	6,102	$16.92	31,849
	1/1/2013	—	—	—	—	(2)	1,687,500	—	—	—	286,444

(1)	Amounts for the named executive officers reflect the annual cash performance-based incentive compensation opportunities established for 2013 under their employment agreements at the “Target” and “Maximum” levels. The “Threshold” column shows dashes because the ultimate value of the annual cash performance-based incentive payouts could be reduced to zero. The amounts actually earned by the named executive officers for 2013 are included in the “Non-Equity Incentive Plan Compensation” column (column (g)) of the 2013 Summary Compensation Table above. See “Compensation Discussion and Analysis — 2013 Compensation Earned” and “— Cash Performance-Based Incentive Compensation” above for additional information about the annual cash performance-based incentive compensation awards.

(2)	As described above in “Compensation Discussion and Analysis,” achievement under the 2013 VSEP is based on a market condition (e.g., adjusted increase in market capitalization), and we are unable to either determine in advance any threshold or target payout amounts for these awards (maximum amounts for 2013 VSEP awards are included in these columns) or to provide a representative target payout amount for the entire 2013-2015 period covered by the 2013 VSEP based on our 2013 performance. See “2013 Value Sharing Equity Program” in the “Compensation Discussion and Analysis” section above for additional information about the 2013 VSEP.

(3)	Amounts disclosed in this column for the named executive officers reflect annual equity awards of restricted shares issued in February 2013 related to the 2012 performance period. For information about the awards earned for 2013, see “Compensation Discussion and Analysis — 2013 Compensation Earned” above.

(4)	Amounts disclosed in this column for the named executive officers reflect annual equity awards of stock options issued in February 2013 related to the 2012 performance period. For information about the awards earned for 2013, see “Compensation Discussion and Analysis — 2013 Compensation Earned” above.

(5)	Amounts disclosed in this column for equity awards are computed in accordance with FASB ASC Topic 718.

38    DDR Corp.  ï  2014 Proxy Statement

Outstanding Equity Awards at 2013 Fiscal Year-End Table(1)

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Daniel B. Hurwitz	2/24/2004	17,342	—	—	36.32	2/24/2014	—	—	—	—
	2/24/2005	48,789	—	—	41.37	2/24/2015	—	—	—	—
	2/23/2006	26,669	—	—	50.81	2/23/2016	—	—	—	—
	2/23/2007	22,809	—	—	66.75	2/23/2017	—	—	—	—
	2/21/2008	88,785	—	—	37.69	2/21/2018	—	—	—	—
	—	—	—	—	—	—	473,309	7,274,759	—	—
	—	—	—	—	—	—	—	—	(5)	(5)
David J. Oakes	4/16/2007	100,000	—	—	64.60	4/16/2017	—	—	—	—
	2/21/2008	45,438	—	—	37.69	2/21/2018	—	—	—	—
	1/12/2009	241,290	—	—	6.02	1/12/2019	—	—	—	—
	2/22/2010	42,600	—	—	10.11	2/22/2020	—	—	—	—
	2/22/2011	30,088	15,044	—	13.83	2/22/2021	—	—	—	—
	2/22/2012	16,482	32,964	—	13.86	2/22/2022	—	—	—	—
	2/22/2013	—	63,990	—	16.92	2/22/2023	—	—	—	—
	—	—	—	—	—	—	224,150	3,445,186	—	—
	—	—	—	—	—	—	—	—	(5)	(5)
Paul W. Freddo	10/1/2008	25,000	—	—	30.80	10/1/2018	—	—	—	—
	2/22/2010	14,529	—	—	10.11	2/22/2020	—	—	—	—
	2/22/2011	13,812	6,906	—	13.83	2/22/2021	—	—	—	—
	2/22/2012	10,015	20,030	—	13.86	2/22/2022	—	—	—	—
	2/22/2013	—	29,316	—	16.92	2/22/2023	—	—	—	—
	—	—	—	—	—	—	155,106	2,383,980	—	—
	—	—	—	—	—	—	—	—	(5)	(5)
Christa A. Vesy	1/3/2007	15,000	—	—	63.25	1/3/2017	—	—	—	—
	2/21/2008	3,336	—	—	37.69	2/21/2018	—	—	—	—
	2/22/2010	4,941	—	—	10.11	2/22/2020	—	—	—	—
	2/22/2011	2,030	1,015	—	13.83	2/22/2021	—	—	—	—
	2/22/2012	1,494	2,988	—	13.86	2/22/2022	—	—	—	—
	2/22/2013	—	6,102	—	16.92	2/22/2023	—	—	—	—
	—	—	—	—	—	—	42,926	659,773	—	—
	—	—	—	—	—	—	—	—	(5)	(5)

(1)	Except as otherwise indicated, the information in the Outstanding Equity Awards at 2013 Fiscal Year-End Table is provided as of December 31, 2013.

(2)	Unexercisable stock options vest in three equal annual installments beginning one year after the grant date.

(3)	The amounts reported in this column reflect restricted shares that will vest as follows:

Mr. Hurwitz (#)	Mr. Oakes (#)	Mr. Freddo (#)	Ms. Vesy (#)	Vesting Dates
32,000	N/A	N/A	N/A	January 1, 2014
N/A	23,020	4,440	3,510	February 22, 2014
38,998	8,741	8,741	2,690	July 31, 2014
64,582	14,476	14,476	4,454	January 31, 2014 and 2015
N/A	22,040	10,118	1,488	February 22, 2014 and 2015
67,546	15,140	15,140	4,658	July 31, 2014 and 2015
63,696	14,277	14,277	4,392	January 31, 2014, 2015 and 2016
N/A	32,799	19,929	2,973	February 22, 2014, 2015 and 2016
105,093	23,556	23,556	7,248	July 31, 2014, 2015 and 2016
101,394	22,725	22,725	6,993	December 31, 2014, 2015 and 2016
N/A	47,376	21,704	4,520	February 22, 2014, 2015, 2016 and 2017

(4)	These amounts were calculated based upon the closing price of our common shares on December 31, 2013 of $15.37.

(5)	At December 31, 2013, each named executive officer also had an outstanding 2013 VSEP award. Because the value of these awards is based on future market conditions, we are unable to specify either a number of shares or a market value for these awards as of December 31, 2013.

DDR Corp.   ï  2014 Proxy Statement    39

2013 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Daniel B. Hurwitz	—	—	227,123	3,760,595
David J. Oakes	—	—	100,552	1,691,925
Paul W. Freddo	—	—	65,303	1,095,513
Christa A. Vesy	—	—	19,832	332,661

(1)	Computed as the number of shares acquired on vesting using the closing price of our common shares on the date of vesting.

2013 Nonqualified Deferred Compensation Table(1)

Name	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)(5)	Aggregate Balance at Last FYE ($)(6)
Elective Deferred Compensation Plan:
Daniel B. Hurwitz	—	—	106,868	—	600,611
David J. Oakes	25,000	13,813	10,189	—	267,457
Paul W. Freddo	36,000	17,790	51,482	—	287,181
Christa A. Vesy	—	—	—	—	—
Equity Deferred Compensation Plan:
Daniel B. Hurwitz	—	—	84,843	(1,068,587)	1,342,032
David J. Oakes	804,072	—	(139,483)	—	4,301,233
Paul W. Freddo	—	—	—	—	—
Christa A. Vesy	—	—	—	—	—

(1)	Our nonqualified deferred compensation plans, which include the Elective Deferred Compensation Plan and the Equity Deferred Compensation Plan, are described more fully in “Compensation Discussion and Analysis” under the caption “Other Benefits and Information” above.

(2)	The amounts reported for our named executive officers in this column for the Elective Deferred Compensation Plan are reported under the “Salary” column of the 2013 Summary Compensation Table above. Amounts reported for the Equity Deferred Compensation Plan are derived from equity awards for which grant date fair values were previously disclosed in our Summary Compensation Tables included in prior years’ proxy statements.

(3)	The amounts reported for our named executive officers in this column are fully reported for each named executive officer in column (h), the “All Other Compensation” column, of the 2013 Summary Compensation Table above.

(4)	None of the amounts reported for our named executive officers in this column are reported in the 2013 Summary Compensation Table.

(5)	In accordance with his individual deferral election, Mr. Hurwitz elected to have a prior deferral to the Equity Deferred Compensation Plan distributed to him in 2013.

(6)	The amounts reported for our named executive officers in this column have been previously reported as deferred compensation in Summary Compensation Tables included in this and prior years’ proxy statements.

40    DDR Corp.  ï  2014 Proxy Statement

Potential Payments upon Termination or Change in Control

We have entered into certain agreements and we maintain certain plans that will require us to provide compensation and other benefits to the named executive officers in the event of a termination of employment or a change in control of the Company. Based on a hypothetical termination and/or change in control occurring on December 31, 2013, the following tables describe the potential payments upon such termination or change in control for each named executive officer under his/her employment agreement in effect on December 31, 2013. The terms and conditions of the named executive officers’ employment agreements, as described below under “Employment Agreements,” will govern any potential payments for actual terminations or a change in control occurring after December 31, 2013. Dashes included in a table indicate that the named executive officer is not entitled to receive a particular benefit.

Daniel B. Hurwitz

Executive Benefits and Payments upon Termination	Retirement or Other Voluntary Termination ($)	Involuntary Not for Cause or Good Reason Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)	Death ($)
Compensation:
Cash Severance(1)	0	6,000,000	0	6,000,000	0	2,500,000
Long-term Incentives:
Unvested Restricted Shares(2)	0	491,840	0	491,840	491,840	491,840
Unvested VSEP Awards(3)	0	6,782,919	0	6,782,919	6,782,919	6,782,919
Unvested Stock Options	0	0	0	0	0	0
Benefits and Perquisites:
Post-Termination Health and Welfare Benefits(4)	0	20,000	0	20,000	20,000	20,000
Life Insurance Proceeds(5)	0	0	0	0	0	400,000
Disability Insurance Proceeds(6)	0	0	0	0	3,685,291	0
Outplacement Services	—	—	—	—	—	—
Accrued Vacation(7)	0	0	0	0	0	0
Total:	0	13,294,759	0	13,294,759	10,980,050	10,194,759

(1)	Reported amounts calculated pursuant to the terms of Mr. Hurwitz’s First Amendment to the Amended and Restated Employment Agreement and consist of two times Mr. Hurwitz’s base salary on December 31, 2013 plus two times an annual bonus at a “target” level for 2013 (except in the case of death, for which the amount consists of a fixed payment amount). Assumes all accrued base salary and bonus has been paid to Mr. Hurwitz.

(2)	Reported amounts consist of Mr. Hurwitz’s 32,000 unvested promotion shares valued at our closing stock price on December 31, 2013 of $15.37 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(3)	Reported amounts consist of Mr. Hurwitz’s 441,309 unvested award shares under the VSEP valued at our closing stock price on December 31, 2013 of $15.37 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(4)	Reported amounts consist of our estimate of one year of continued health and welfare benefits costs.

(5)	Reported amount consists of our estimate of the available life insurance death benefit.

(6)	Reported amount consists of our estimate of payments for long-term disability using a present value calculation that takes into account (i) Mr. Hurwitz’s age and total payments over the benefit term assuming that the disability occurs on December 31, 2013, and (ii) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(7)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to our vacation policy.

DDR Corp.   ï  2014 Proxy Statement    41

David J. Oakes

Executive Benefits and Payments upon Termination	Retirement or Other Voluntary Termination ($)	Involuntary Not for Cause or Good Reason Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)	Death ($)
Compensation:
Cash Severance(1)	0	2,100,000	0	4,200,000	2,100,000	2,100,000
Long-term Incentives:
Unvested Restricted Shares(2)	0	0	0	1,924,862	1,924,862	1,924,862
Unvested VSEP Awards(3)	0	1,520,324	0	1,520,324	1,520,324	1,520,324
Unvested Stock Options(4)	0	0	0	72,943	72,943	72,943
Benefits and Perquisites:
Post-Termination Health and Welfare Benefits(5)	0	20,000	0	30,000	20,000	20,000
Life Insurance Proceeds(6)	0	0	0	0	0	400,000
Disability Insurance Proceeds(7)	0	0	0	0	3,578,103	0
Outplacement Services(8)	0	15,000	0	15,000	0	0
Accrued Vacation(9)	0	0	0	0	0	0
Total:	0	3,655,324	0	7,763,129	9,216,232	6,038,129

(1)	Reported amounts calculated pursuant to the terms of Mr. Oakes’ First Amendment to the Employment Agreement and consist of one times Mr. Oakes’ base salary on December 31, 2013 plus an annual bonus at the “target” level for 2013 (except in the case of termination in connection with a change in control, in which case the amount consists of two times Mr. Oakes’ base salary on December 31, 2013 plus two times Mr. Oakes’ “target” annual bonus for 2013). Assumes all accrued base salary and bonus has been paid to Mr. Oakes.

(2)	Reported amounts consist of Mr. Oakes’ 10,000 unvested promotion shares, plus 115,235 unvested annual equity shares valued at our closing stock price on December 31, 2013 of $15.37 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(3)	Reported amounts consist of Mr. Oakes’ 98,915 unvested award shares under the VSEP valued at our closing stock price on December 31, 2013 of $15.37 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(4)	Reported amounts consist of Mr. Oakes’ 111,998 stock options with option exercise prices from $13.83 to $16.92 and the spread calculated based on December 31, 2013 of $15.37 per share, which stock options accelerate as a result of the triggering event.

(5)	Reported amounts consist of our estimate of one year of continued health and welfare benefits costs (except in the case of termination in connection with a change in control, in which case the amount is an eighteen month estimate).

(6)	Reported amount consists of our estimate of the available life insurance death benefit.

(7)	Reported amount consists of our estimate of payments for long-term disability using a present value calculation that takes into account (i) Mr. Oakes’ age and total payments over the benefit term assuming that the disability occurs on December 31, 2013, and (ii) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(8)	Reported amounts consist of our estimate of one year of outplacement service.

(9)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to our vacation policy.

42    DDR Corp.  ï  2014 Proxy Statement

Paul W. Freddo

Executive Benefits and Payments upon Termination	Retirement or Other Voluntary Termination ($)	Involuntary Not for Cause or Good Reason Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)	Death ($)
Compensation:
Cash Severance(1)	0	1,224,000	0	2,448,000	1,224,000	1,224,000
Long-term Incentives:
Unvested Restricted Shares(2)	0	0	0	863,655	863,655	863,655
Unvested VSEP Awards(3)	0	1,520,324	0	1,520,324	1,520,324	1,520,324
Unvested Stock Options(4)	0	0	0	40,881	40,881	40,881
Benefits and Perquisites:
Post-Termination Health and Welfare Benefits(5)	0	20,000	0	30,000	20,000	20,000
Life Insurance Proceeds(6)	0	0	0	0	0	400,000
Disability Insurance Proceeds(7)	0	0	0	0	1,469,344	0
Outplacement Services(8)	0	15,000	0	15,000	0	0
Accrued Vacation(9)	0	0	0	0	0	0
Total:	0	2,779,323	0	4,917,860	5,138,204	4,068,860

(1)	Reported amounts calculated pursuant to the terms of Mr. Freddo’s First Amendment to the Employment Agreement and consist of one times Mr. Freddo’s base salary on December 31, 2013 plus an annual bonus for 2013 at the “target” level (except in the case of termination in connection with a change in control, in which case the amount consists of two times Mr. Freddo’s base salary on December 31, 2013 plus two times Mr. Freddo’s “target” annual bonus for 2013). Assumes all accrued base salary and bonus has been paid to Mr. Freddo.

(2)	Reported amounts consist of Mr. Freddo’s 56,191 unvested annual equity shares valued at our closing stock price on December 31, 2013 of $15.37 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(3)	Reported amounts consist of Mr. Freddo’s 98,915 unvested award shares under the VSEP valued at our closing stock price on December 31, 2013 of $15.37 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(4)	Reported amounts consist of Mr. Freddo’s 56,252 stock options with option exercise prices from $13.83 to $16.92 and the spread calculated based on our closing stock price on December 31, 2013 of $15.37 per share, which stock options accelerate as a result of the triggering event.

(5)	Reported amounts consist of our estimate of one year of continued health and welfare benefits costs (except in the case of termination in connection with a change in control, in which case the amount is an eighteen month estimate).

(6)	Reported amount consists of our estimate of the available life insurance death benefit.

(7)	Reported amount consists of our estimate of payments for long-term disability using a present value calculation that takes into account (i) Mr. Freddo’s age and total payments over the benefit term assuming that the disability occurs on December 31, 2013, and (ii) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(8)	Reported amounts consist of our estimate of one year of outplacement service.

(9)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to our vacation policy.

DDR Corp.   ï  2014 Proxy Statement    43

Christa A. Vesy

Executive Benefits and Payments upon Termination	Retirement or Other Voluntary Termination ($)	Involuntary Not for Cause or Good Reason Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)	Death ($)
Compensation:
Cash Severance(1)	0	392,000	0	784,000	392,000	392,000
Long-term Incentives:
Unvested Restricted Shares(2)	0	0	0	191,987	191,987	191,987
Unvested VSEP Awards(3)	0	467,786	0	467,786	467,786	467,786
Unvested Stock Options(4)	0	0	0	6,075	6,075	6,075
Benefits and Perquisites:
Post-Termination Health and Welfare Benefits(5)	0	20,000	0	30,000	20,000	20,000
Life Insurance Proceeds(6)	0	0	0	0	0	400,000
Disability Insurance Proceeds(7)	0	0	0	0	3,047,709	0
Outplacement Services(8)	0	15,000	0	15,000	0	0
Accrued Vacation(9)	0	0	0	0	0	0
Total:	0	$894,786	0	1,494,848	4,125,557	1,477,848

(1)	Reported amounts calculated pursuant to the terms of Ms. Vesy’s First Amendment to the Employment Agreement and consist of one times Ms. Vesy’s base salary on December 31, 2013 plus an annual bonus for 2013 at the “target” level (except in the case of termination in connection with a change in control, in which case the amount consists of two times Ms. Vesy’s base salary on December 31, 2013 plus two times Ms. Vesy’s “target” annual bonus for 2013). Assumes all accrued base salary and bonus has been paid to Ms. Vesy.

(2)	Reported amounts consist of Ms. Vesy’s 12,491 unvested annual equity shares valued at our closing stock price on December 31, 2013 of $15.37 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(3)	Reported amounts consist of Ms. Vesy’s 30,435 unvested award shares under the VSEP valued at our closing stock price on December 31, 2013 of $15.37 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

(4)	Reported amounts consist of Ms. Vesy’s 10,105 stock options with option exercise prices from $13.83 to $16.92 and the spread calculated based on our closing stock price on December 31, 2013 of $15.37 per share, which stock options accelerate as a result of the triggering event.

(5)	Reported amounts consist of our estimate of one year of continued health and welfare benefits costs (except in the case of termination in connection with a change in control, in which case the amount is an eighteen month estimate).

(6)	Reported amount consists of our estimate of the available life insurance death benefit.

(7)	Reported amount consists of our estimate of payments for long-term disability using a present value calculation that takes into account (i) Ms. Vesy’s age and total payments over the benefit term assuming that the disability occurs on December 31, 2013, and (ii) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(8)	Reported amounts consist of our estimate of one year of outplacement service.

(9)	Assumes all vacation was either used during the fiscal year or forfeited at year-end pursuant to our vacation policy.

44    DDR Corp.  ï  2014 Proxy Statement

Employment Agreements

Employment Agreement with Mr. Hurwitz

We are a party to an employment agreement with Mr. Hurwitz, and the terms of his employment agreement are summarized below.

•

Term. The initial term of the employment agreement between Mr. Hurwitz and the Company ran from July 29, 2009 through December 31, 2012 (Initial Term). On December 31, 2012, we entered into an amendment to Mr. Hurwitz’s employment agreement (Hurwitz Amendment) to extend the term for three years (Extended Term). As a result, the current term of Mr. Hurwitz’s employment agreement runs through December 31, 2015, unless his employment is earlier terminated under the employment agreement.

•

Base Salary. The employment agreement provides for a minimum base salary, subject to increases approved by the Committee. Mr. Hurwitz had no increase in his base salary of $616,000 for the three year period from 2009 to 2011. For 2012, the Committee recommended, and the Board approved, an increase in Mr. Hurwitz’s annual base salary to $750,000 which remained the same for 2013. Pursuant to the Hurwitz Amendment, the minimum annual base salary during the Extended Term is $750,000.

•

Benefits. Mr. Hurwitz is entitled to participate in our broad-based retirement and other benefit plans, including our 401(k) plan and our deferred compensation program, and is also entitled to receive the medical and dental insurance coverage and benefits maintained by us during the term that are generally available to our other employees. We will also provide disability insurance coverage (or self-insure such coverage) for Mr. Hurwitz during the term while Mr. Hurwitz is employed by us of at least $25,000 per month through age 65.

•

Annual Performance-Based Incentive Compensation. Under his employment agreement, Mr. Hurwitz was entitled to annual incentive-based compensation awarded in the year following service equal to a percentage of his year-end base salary as determined by the Committee. The annual incentive-based compensation opportunity, as a percentage of year-end base salary, ranged from 200% to 400%. The Committee establishes the performance factors and criteria relevant for determination of such annual performance-based incentive compensation from time to time as described above. There is no guaranteed annual performance-based incentive compensation under the employment agreement. For service year 2013 and the balance of the Extended Term, Mr. Hurwitz’s annual performance-based incentive compensation will be paid fifty percent in the form of cash, and fifty percent in the form of restricted stock and stock options.

•

Termination. The employment agreement may be terminated under a variety of circumstances, including Mr. Hurwitz’s death. Our Board may terminate the employment agreement for “cause” if Mr. Hurwitz engages in certain specified conduct, if he is disabled for a specified period of time, or at any other time without cause by giving him at least 90 days’ prior written notice. Mr. Hurwitz may also terminate his employment agreement for “good reason” in certain specified circumstances or at any other time without good reason by giving us at least 90 days’ prior written notice.

•

Benefits Upon Termination Without Cause or For Good Cause. Mr. Hurwitz is entitled under the employment agreement to certain additional payments and benefits in the event of certain termination circumstances. If Mr. Hurwitz is terminated by our Board without cause or he terminates his employment for good reason during the term (and the termination is not in connection with a change in control (as defined in the employment agreement)), he is entitled to receive: (1) accrued but unpaid base salary and his prior year’s annual cash bonus to the extent not paid; (2) a lump sum amount, which varies depending on when during the term of the agreement Mr. Hurwitz’s employment is terminated, and which amount, if Mr. Hurwitz was to be terminated under these circumstances during 2014, would equal the sum of his base salary for the remainder of the Extended Term plus two times his “target” annual bonus opportunity for 2014; and (3) continued health and welfare benefits for him and his eligible dependents for one year. Additionally, in the event of such termination, subject to the terms of applicable equity plans, Mr. Hurwitz’s unvested time-based equity awards and earned but unvested long-term equity incentive awards (including those under the prior VSEP and the 2013 VSEP) will remain outstanding and continue to vest according to their original vesting terms, subject to our Board’s discretion to cash-out such equity awards.

DDR Corp.   ï  2014 Proxy Statement    45

•

Benefits On Termination Upon Death. If Mr. Hurwitz’s employment is terminated by reason of his death during the term, his estate or beneficiaries are entitled to receive his accrued but unpaid base salary and his prior year’s annual cash bonus to the extent not paid, and his eligible dependents are entitled to receive continued health and welfare benefits for one year. Additionally, Mr. Hurwitz’s estate or beneficiaries are entitled to receive a lump sum amount equal to $2.5 million either from us or as a life insurance payment. If Mr. Hurwitz is terminated due to disability during the term, he is entitled to receive: (1) his accrued but unpaid based salary and his prior year’s annual cash bonus to the extent not paid; and (2) continued health and welfare benefits for him and his eligible dependents for one year. Certain of these termination payments and benefits described above are subject to execution of a general release of claims against us or our waiver of such release.

•

Change in Control. Under the employment agreement, certain payments and benefits are payable by us to Mr. Hurwitz if a “Triggering Event” occurs during the term following a “Change in Control” as described below under the section entitled “Change in Control Provisions.”

•

Other Provisions. The employment agreement also contains a confidentiality covenant regarding our proprietary information that runs for the duration of the term plus two years, a non-solicitation covenant that runs for the duration of the term, and other provisions generally designed to ensure compliance with Section 409A of the Internal Revenue Code. Mr. Hurwitz is also subject to a noncompetition covenant for the duration of the term that covers the four largest real estate investment trusts (excluding us) based on market capitalization that focus primarily on neighborhood and community shopping centers (subject to a one percent public equity ownership exception).

Employment Agreements with the Other Named Executive Officers

During 2013, we were also a party to employment agreements with Messrs. Oakes and Freddo and Ms. Vesy with terms as described below.

•

Term. The employment agreements for Messrs. Oakes and Freddo had initial terms expiring on December 31, 2012. On December 31, 2012, we entered into amendments to the employment agreements for Mr. Oakes and for Mr. Freddo to extend the term of their employment agreements for three years. As a result, the current term of the employment agreements for Mr. Oakes and Mr. Freddo continue through December 31, 2015, unless their employment is earlier terminated under the employment agreement. Ms. Vesy’s employment agreement had a one-year term commencing March 1, 2012 and expiring on February 28, 2013. On February 27, 2013, we entered into an amendment to Ms. Vesy’s employment agreement extending the term for one year until February 28, 2014 (which agreement has recently been extended for another year until February 28, 2015).

•

Base Salary and Benefits. The employment agreements provided for minimum base salaries as disclosed in the “Compensation Discussion and Analysis” section. Mr. Oakes also was entitled to the payment by us of regular membership fees, assessments, and dues for a local country club. In addition, the employment agreements provided for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time, and other customary fringe benefits.

•

Annual Performance-Based Incentive Compensation. Pursuant to their employment agreements, each of Messrs. Oakes and Freddo, and Ms. Vesy was entitled to annual performance-based incentive compensation equal to a percentage of his/her base salary. See “Compensation Discussion and Analysis — 2013 Compensation Program Design” and “— 2013 Compensation Earned” for a discussion of the methods used to calculate the annual performance-based incentive compensation and each named executive officer’s annual performance-based incentive compensation award opportunity.

•	Other Terms. The employment agreements for Messrs. Oakes and Freddo and Ms. Vesy are materially consistent with the terms of our employment agreement with Mr. Hurwitz, except that:

–	Messrs. Oakes and Freddo and Ms. Vesy are not entitled to any separate disability insurance coverage;

46    DDR Corp.  ï  2014 Proxy Statement

–

Messrs. Oakes and Freddo and Ms. Vesy, upon a termination without cause or for good reason (other than in connection with a change in control, as defined in the employment agreements), are entitled to receive: (1) accrued but unpaid base salary as of the termination date and the prior year’s annual cash bonus to the extent not paid; (2) a lump sum amount equal to one times base salary as of the termination date plus one times the annual cash bonus at the “target” level for the year in which the termination date occurs; (3) one year of continued health, dental and vision coverage; and (4) payment by us for one year of outplacement services;

–

Messrs. Oakes and Freddo and Ms. Vesy, upon a termination by reason of disability, or their representatives, upon a termination by reason of death, are entitled to receive: (1) accrued but unpaid base salary and the prior year’s annual cash bonus to the extent not paid; (2) a lump sum amount equal to one times base salary as of the termination date plus one times the annual cash bonus at the “target” level for the year in which the termination date occurs; and (3) one year of continued health, dental and vision coverage;

–

Messrs. Oakes and Freddo and Ms. Vesy, upon a qualifying termination within two years of a change in control of the Company, are entitled to receive the benefits described under the section entitled “Change in Control Provisions”; and

–	the confidentiality covenant and noncompetition covenant extend for two years and one year following the employment agreement term, respectively.

Change in Control Provisions

The employment agreements for Mr. Hurwitz and the other named executive officers include provisions regarding the payments and benefits to which he/she is entitled in certain circumstances in the event of a change in control. In general, the Committee believed that the maintenance of change in control provisions in these agreements was appropriate because such agreements helped insure a continuity of management during a potential change in control and helped insure that management remained focused on completing a transaction that is likely to maximize shareholder value. The Committee also believed that the payment of change in control compensation would be appropriate because the executive officer may have forgone other opportunities at the time of the change in control. Payments are only triggered if both a change in control occurs and the executive officer is terminated or effectively terminated, or if actions are taken that materially and adversely impact the executive officer’s position with us or his or her compensation. This is referred to as a “double–trigger” change in control provision. For information concerning the amounts payable upon a change in control, see the following discussion and the “Executive Compensation Tables and Related Disclosure — Potential Payments Upon Termination or Change in Control” section above.

Under the employment agreements for the named executive officers, benefits are payable by us if a “Triggering Event” occurs within two years after a “Change in Control” (each as defined in the employment agreements). Payments for all named executive officers are only triggered if both (1) a change in control occurred, and (2) the officer is terminated or effectively terminated, or actions are taken that materially and adversely impacted the officer’s position with us or his or her compensation. A “Triggering Event” has occurred if within two years after a change in control:

•	we terminated the employment of the named executive officer, other than in the case of a “Termination For Cause” (as defined in the applicable employment agreement);

•

we reduced the named executive officer’s title, responsibilities, power or authority in comparison with his or her title, responsibilities, power or authority at the time of the change in control, and the officer then terminated his or her employment with us;

•

we assigned the named executive officer duties that were inconsistent with the duties assigned to the named executive officer on the date on which the change in control occurred and which duties we persisted in assigning to the named executive officer despite the prior written objection of that officer, and the officer then terminated his or her employment with us;

DDR Corp.   ï  2014 Proxy Statement    47

•

we (1) reduced the named executive officer’s base salary, his or her annual performance-based cash bonus percentages of salary, his or her group health, life, disability or other insurance programs (including any such benefits provided to the named executive officer’s family), his or her pension, retirement or profit-sharing benefits or any benefits provided by our equity-based award plans or any substitute therefore, (2) excluded him or her from any plan, program or arrangement in which our other executive officers are included, (3) established criteria and factors to be achieved for the payment of annual performance bonus compensation that are substantially different than the criteria and factors established for our other similar executive officers, or (4) failed to pay the named executive officer any annual performance bonus compensation to which the named executive officer was entitled through the achievement of the criteria and factors established for the payment of such bonus, and the officer then terminated his or her employment with us; or

•

we required the named executive officer to be based at or generally work from any location more than 50 miles from the geographical center of Cleveland, Ohio or any approved remote office, and the officer then terminated his or her employment with us.

A “Change in Control” occurs if:

•

any person or group of persons, acting alone or together with any of its affiliates or associates, acquired a legal or beneficial ownership interest, or voting rights, in 30% or more of the outstanding common shares;

•

at any time during a period of two years, individuals who were our Directors at the beginning of the period no longer constituted a majority of the members of our Board unless the election, or the nomination for election by our shareholders, of each Director who was not a Director at the beginning of the period was approved by at least two-thirds of the Directors who were in office at the time of the election or nomination and were Directors at the beginning of the period;

•

a record date is established for determining our shareholders entitled to vote upon (1) a merger or consolidation with another real estate investment trust, partnership, corporation or other entity in which we are not the surviving or continuing entity or in which all or a substantial part of the outstanding shares are to be converted into or exchanged for cash, securities, or other property, (2) a sale or other disposition of all or substantially all of our assets, or (3) the dissolution of the Company; or

•

our Board or our shareholders approves a consolidation or merger in which we are not the surviving corporation, the sale of substantially all of our assets, or the liquidation or dissolution of the Company.

Upon the occurrence of a Triggering Event, we are required to pay Mr. Hurwitz (1) accrued but unpaid base salary and his prior year’s annual cash bonus to the extent not paid; (2) a lump sum amount, which amount varies depending on when during the term of the agreement Mr. Hurwitz’s employment is terminated, and which amount, if the termination occurs during 2014, would equal the sum of his base salary for the period after the termination date through the end of the term plus two times his “target” annual bonus opportunity for 2014; and (3) continued health and welfare benefits for him and his eligible dependents for one year. Additionally, under such circumstances, subject to the terms of applicable equity plans, Mr. Hurwitz’s unvested time-based equity awards and earned but unvested long-term equity incentive awards (including those under the Company’s prior VSEP and 2013 VSEP) will remain outstanding and continue to vest according to their original vesting terms, subject to our Board’s discretion to cash-out such equity awards. Under these circumstances, we will also be deemed to have waived any requirement for a general release of claims against us.

Upon the occurrence of a Triggering Event, we are required to pay any other named executive officer an amount equal to (1) accrued but unpaid base salary and the prior year’s annual cash bonus to the extent not paid; (2) a lump sum amount equal to two times annual base salary as of the termination date plus two times the annual cash bonus at the “target” level for the year in which the termination date occurs; (3) 18 months of continued health, dental and vision coverage; and (4) payment by us for one year of outplacement services.

48    DDR Corp.  ï  2014 Proxy Statement

7. Proposal Three: Ratification of the

Selection of PricewaterhouseCoopers LLP

as Our Independent Registered Public Accounting Firm for Our

Fiscal Year Ending December 31, 2014

Proposal Summary and Board Recommendation

PricewaterhouseCoopers LLP served as our independent registered public accounting firm in 2013 and is expected to be retained to do so in 2014. Our Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, available to respond to appropriate questions and have an opportunity to make a statement, if desired.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Amended and Restated Code of Regulations or otherwise. However, our Board is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

BOARD RECOMMENDATION:

“For” Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm for Our Fiscal Year Ending December 31, 2014

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2013 and 2012.

Type of Fees	2013 ($)	2012 ($)
Audit fees(1)	2,264,536	2,318,779
Audit-related fees(2)	578,351	770,793
Tax fees(3)	390,923	308,160
All other fees(4)	1,944	1,940
Total:	3,235,754	3,399,672

(1)	Audit fees consisted principally of fees for the audit of our financial statements, as well as audit-related tax services and registration statement-related services performed pursuant to SEC filing requirements. Of these amounts, the registration statement-related services were $152,535 and $226,006 for 2013 and 2012, respectively.

(2)	Audit-related fees consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Such audit-related fees consisted solely of fees for separate entity and joint venture audits. Several of our joint venture agreements and loan agreements require the engagement of an independent registered public accounting firm to perform audit-related services.

(3)	Tax fees consisted of fees billed for professional services rendered for tax compliance and tax consulting services. The tax compliance services for 2013 and 2012 were $238,046 and $207,900, respectively. Such tax compliance fees consisted solely of fees for separate entity and joint venture tax reviews.

(4)	All other fees consisted of fees billed for other products and services. The fees billed in 2013 and 2012 primarily related to software licensing for accounting and professional standards.

DDR Corp.   ï  2014 Proxy Statement    49

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee has a policy for the pre-approval of audit and permissible non-audit services pursuant to which the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee pre-approves specifically described audit and permissible non-audit services, and periodically grants general pre-approval of categories of audit and permissible non-audit services up to specified cost thresholds. Any services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. All of the services rendered by PricewaterhouseCoopers LLP under the categories “Audit-related fees,” “Tax fees” and “All other fees” described above were pre-approved by the Audit Committee.

Auditor Independence

The Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Audit Committee Report

In accordance with its written charter adopted by our Board, the Audit Committee assists our Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and our independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received the written disclosures from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and has satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including the matters required to be discussed by the Statement on Auditing Standards No. 16, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2013, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of our financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to our Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Audit Committee

Scott D. Roulston, Chair

James C. Boland

Rebecca L. Maccardini

50    DDR Corp.  ï  2014 Proxy Statement

8. Corporate Governance and Other Matters

Codes of Ethics

Code of Ethics for Senior Financial Officers

We have a Code of Ethics for Senior Financial Officers that applies to the senior financial officers of the Company, including the Chief Executive Officer, Chief Financial Officer, Controller, Treasurer, and Chief Internal Auditor, which we collectively refer to as our senior financial officers. This code requires our senior financial officers:

•	To act with honesty and integrity and ethically handle all actual or apparent conflicts of interest between personal and professional relationships;
•

To endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that we file with, or submit to, the SEC and other public filings or communications we make;

•

To endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies as well as all applicable professional codes of conduct;

•	To not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised;
•	To not use for personal advantage confidential information acquired in the course of their employment;
•	To proactively promote ethical behavior among peers and subordinates in the workplace; and
•	To promptly report any violation or suspected violation of this code in accordance with our Reporting and Non-Retaliation Policy and, if appropriate, directly to the Audit Committee.

Only the Audit Committee or our Board, including a majority of the independent Directors, may waive any provision of this code with respect to a senior financial officer. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K, as required by applicable rule or regulation. This code is posted on our website, www.ddr.com, under “Corporate Governance” in the “Investor Relations” section.

Code of Business Conduct and Ethics

We also have a Code of Business Conduct and Ethics that addresses our commitment to honesty, integrity and the ethical behavior of our employees, officers and Directors. This code governs the actions and working relationships of our employees, officers and Directors with current and potential tenants, fellow employees, competitors, vendors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom we have or may have contact. Only our Board or the Nominating and Corporate Governance Committee may waive any provision of this code with respect to an executive officer or Director. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K, as required by applicable rule or regulation. The Company’s Corporate Compliance Officer may waive any provision of this code with respect to all other employees. This code is posted on our website, www.ddr.com, under “Corporate Governance” in the “Investor Relations” section.

Reporting and Non-Retaliation Policy

We are committed to honesty, integrity and ethical behavior and have adopted a Reporting and Non-Retaliation Policy. The purpose of the policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact us, our tenants, shareholders, fellow employees, investors, or the public at large without fear of

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retaliation. The policy sets forth procedures for the reporting of alleged financial (including auditing, accounting, and internal control matters) and non-financial wrongdoing by employees on a confidential and anonymous basis and by other interested third parties, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports concerning alleged wrongdoing may be made directly to our Corporate Compliance Officer, David E. Weiss, our Audit Committee Chair, Scott D. Roulston, or to Global Compliance Services, an independent third-party service retained on our behalf. An inquiry or investigation is then initiated by the Corporate Compliance Officer or the Audit Committee Chair to determine if the report can be sustained or has merit. The results of all investigations concerning wrongdoing are reviewed quarterly by the Corporate Compliance Officer and the Chair of the Audit Committee. Reports of all matters are reported to our Board by the Chair of the Audit Committee and the Corporate Compliance Officer in a timely manner and, in no event, less than once per year. This policy is posted on our website, www.ddr.com, under “Corporate Governance” in the “Investor Relations” section.

Policy Regarding Related-Party Transactions

We have a written policy regarding the review and approval of related-party transactions. A proposed transaction between us and certain parties enumerated in the policy must be submitted to the Executive Vice President and General Counsel. The policy applies to our Directors, nominees for Directors, officers, and employees; subsidiaries and joint venture partners; significant shareholders (generally holding as a beneficial owner 5% or more of our voting securities) of us or of our subsidiaries or joint venture partners; family members (such as spouse, parent, stepparent, children, stepchildren, sibling, mother or father-in-law, son or daughter-in-law or sister or brother-in-law of such person or anyone residing in such person’s home) and close friends of Directors, nominees for Directors, officers, employees or significant shareholders; entities in which a Director, nominee for Director, officer or employee (or a family member or close friend of such person) has a significant interest or holds an employment, management or board position; provided, however, ownership of less than 1% of a publicly-traded entity will not be deemed a significant interest; trusts for the benefit of employees, such as profit-sharing, deferred compensation or retirement fund trusts, that are managed by or under the trusteeship of management; or any other party who directly or indirectly controls, is controlled by or under common control with us (or its subsidiaries) (“control” means the power to direct or cause the direction of the management and policies of an entity through ownership, contract or otherwise). The relationship of the parties and the terms of the proposed transaction, among other things, are reviewed by the Nominating and Corporate Governance Committee to determine if the proposed transaction would constitute a related-party transaction. If the committee determines that the proposed transaction would be a related-party transaction, it will make a recommendation to our Board. All related-party transactions, whether or not those transactions must be disclosed under federal securities laws, are subject to prior approval by our Board pursuant to the policy and reviewed annually with the Audit Committee.

52    DDR Corp.  ï  2014 Proxy Statement

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 24, 2014, except as otherwise disclosed in the notes below, by each person who is known by us to own beneficially more than 5% of our outstanding common shares based on a review of filings with the SEC. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

More Than 5% Owners	Amount and Nature of Beneficial Ownership of Common Shares	Percentage Ownership (%)
The Otto Family	55,463,024(1)	15.4
The Vanguard Group, Inc.	36,141,588(2)	10.1
Cohen & Steers, Inc.	30,381,671(3)	8.5
Invesco Ltd.	27,530,920(4)	7.7
FMR LLC	22,710,433(5)	6.3
Vanguard Specialized Funds	18,396,538(6)	5.1

(1)	According to information provided to the Company by Alexander Otto and Katharina Otto-Bernstein on January 28, 2014, each of Alexander Otto and Katharina Otto-Bernstein was the beneficial owner of, and had sole voting and sole dispositive power over, 39,707,519 and 15,755,505 common shares, respectively, as of December 31, 2013. The address for these reporting persons is c/o Dennis O. Garris, Alston & Bird LLP, 950 F Street, N.W., Washington, DC 20004.

(2)	According to a report on Schedule 13G/A filed with the SEC on February 12, 2014 by The Vanguard Group, Inc., The Vanguard Group, Inc. is the beneficial owner of 36,141,588 common shares and has sole voting power over 564,635 common shares, shared voting power over 186,564 common shares, sole dispositive power over 35,730,409 common shares and shared dispositive power over 411,179 common shares. According to the report, Vanguard Fiduciary Trust Company is the beneficial owner of, and directs the voting over, 163,456 common shares as a result of it serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd. is the beneficial owner of, and directs the voting over, 648,902 common shares as a result of it serving as investment manager of Australian investment offerings. The address for this reporting person is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(3)	According to a report on Schedule 13G/A filed with the SEC on February 14, 2014 by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers UK Limited, Cohen & Steers, Inc. is the beneficial owner of, and has sole dispositive power over, 30,381,671 common shares and has sole voting power over 15,550,909 common shares. According to the report, each of Cohen & Steers Capital Management, Inc. and Cohen & Steers UK Limited is the beneficial owner of, and has sole dispositive power over, 30,054,639 and 327,032 common shares, respectively, and sole voting power over 15,406,211 and 144,698 common shares, respectively. The address for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017. The address for Cohen & Steers UK Limited is 21 Sackville Street, 4th Floor, London, United Kingdom W1S 3DN.

(4)	According to a report on Schedule 13G/A filed with the SEC on February 5, 2014 by Invesco Ltd., Invesco Ltd. is the beneficial owner of 27,530,920 common shares and has sole voting power over 20,625,668 common shares, shared voting power over 205,886 common shares, sole dispositive power over 27,348,974 common shares and shared dispositive power over 181,946 common shares. The address for this reporting person is 1555 Peachtree Street NE, Atlanta, Georgia 30309.

(5)	According to a report on Schedule 13G/A filed with the SEC on February 14, 2014 by FMR LLC, Edward C. Johnson 3d and Fidelity Management & Research Company, FMR LLC is the beneficial owner of, and has sole dispositive power over, 22,710,433 common shares and has sole voting power over 372,784 common shares. According to the report, each of Fidelity Management & Research Company and Fidelity SelectCo, LLC is the beneficial owner of 15,522,782 and 6,814,867 common shares, respectively. In addition, according to the report, Edward C. Johnson 3d is the beneficial owner of, and has sole dispositive power over, 15,522,782 common shares. According to the report, members of Mr. Johnson’s family may be deemed to form a controlling group with respect to FMR LLC under the Investment Company Act of 1940. FMR LLC, through its control of Fidelity SelectCo, LLC, Fidelity SelectCo, LLC and Mr. Johnson each has sole dispositive power with respect to the 6,814,867 common shares beneficially owned by Fidelity SelectCo, LLC. Also according to the report, Pyramis Global Advisors, LLC is the beneficial owner of 324,311 common shares. FMR LLC and Mr. Johnson each has sole dispositive power with respect to, and sole voting power over, the common shares beneficially owned by Pyramis Global Advisors, LLC. Also according to the report, Pyramis Global Advisors Trust Company is the beneficial owner of 48,473 common shares. FMR LLC and Mr. Johnson each has sole dispositive power with respect to, and sole voting power over, the 48,473 common shares beneficially owned by Pyramis Global Advisors Trust Company. The address for FMR LLC, Mr. Johnson and Fidelity Management & Research Company is 245 Summer Street, Boston, Massachusetts 02210.

(6)	Information provided in a report on Schedule 13G/A filed with the SEC on February 4, 2014 by Vanguard Specialized Funds. The address for this reporting person is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers, and owners of more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Executive officers, Directors and owners of more than 10% of our common shares are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2013, all officers, Directors, and greater than 10% beneficial owners filed the required reports on a timely basis, except for one Form 4 reporting one transaction in 2013 for Mr. Otto.

Shareholder Proposals for 2015 Annual Meeting

Any shareholder proposals intended to be presented at our 2015 Annual Meeting of Shareholders must be received by our Secretary at 3300 Enterprise Parkway, Beachwood, Ohio 44122, on or before December 1, 2014, for inclusion in our Proxy Statement and form of proxy relating to the 2015 Annual Meeting of Shareholders. As to any proposal that a shareholder intends to present to shareholders other than by inclusion in our Proxy Statement for our 2015 Annual Meeting of Shareholders, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless we receive notice of the matter to be proposed not later than February 14, 2015. Even if proper notice is received on or prior to February 14, 2015, the proxies named in our proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.

Householding

The SEC permits a single set of annual reports and Proxy Statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate Proxy Card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this Proxy Statement and the accompanying annual report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If any beneficial shareholder residing at such an address desires at this time or in the future to receive a separate copy of this Proxy Statement and the accompanying annual report or if any such shareholder who currently receives a separate Proxy Statement and annual report and would like to receive only a single set in the future, the shareholder should provide such instructions to us by calling Matthew Lougee, Senior Vice President of Finance, at (216) 755-5500, or by writing to DDR Corp., Investor Relations, at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

Other Matters

Shareholders and other interested parties may send written communications to our Board or the non-management Directors as a group by mailing them to our Board, c/o David E. Weiss, Secretary, DDR Corp., 3300 Enterprise Parkway, Beachwood, Ohio 44122. All communications will be forwarded to our Board or the non-management Directors as a group, as applicable.

54    DDR Corp.  ï  2014 Proxy Statement

9. Frequently Asked Questions

Why did you send me this Proxy Statement?

The Company sent you this Proxy Statement and the accompanying Proxy Card because our Board is soliciting your proxy to vote at our 2014 Annual Meeting of Shareholders. This Proxy Statement summarizes information you need to know in order to vote at the Annual Meeting. The Annual Meeting will be held at our corporate offices, 3333 Richmond Road, Beachwood, Ohio 44122, on May 13, 2014, at 9:00 a.m., local time. For information regarding directions to attend the Annual Meeting and vote in person, please contact Matthew Lougee, Senior Vice President of Finance, at (216) 755-5500 or at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may vote by telephone, over the Internet, or by completing and mailing the accompanying Proxy Card. Shareholders who owned our common shares at the close of business on March 18, 2014, the record date for the Annual Meeting, are entitled to vote. On the record date, there were approximately 359,359,596 common shares outstanding. Our 2013 Annual Report, which includes our financial statements, also accompanies this Proxy Statement.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board. We will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, certain of our employees may solicit proxies by telephone, facsimile, or email. Those employees will not receive any additional compensation for their participation in the solicitation. We retained Georgeson, Inc., at an estimated cost of $11,500, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.

How many votes do I have?

You are entitled to one vote for each of our common shares that you owned on the record date. The accompanying Proxy Card indicates the number of shares that you owned on the record date.

If written notice is given by any shareholder to our President, any Vice President or the Secretary at least 48 hours before the Annual Meeting that the shareholder desires that cumulative voting be used for the election of Directors, and if an announcement of the giving of that notice is made when the Annual Meeting is convened by the Chairman of the Board, the President or the Secretary, or by or on behalf of the shareholder giving such notice, then each shareholder will have the right to cumulate the voting power that the shareholder possesses in the election of Directors. This means that each shareholder will be able to give one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of common shares owned by such shareholder, or to distribute the shareholder’s votes on the same principle among two or more candidates, as the shareholder may elect.

If voting for the election of Directors is cumulative, the persons named in the accompanying Proxy Card will vote the common shares represented by proxies given to them in such manner so as to elect as many of the nominees named in this Proxy Statement as possible.

How do I vote by proxy?

Shareholders may vote either by completing, properly signing and returning the accompanying Proxy Card via mail, by telephone or over the Internet, or by attending and voting at the Annual Meeting. If you properly complete and timely return your Proxy Card or properly and timely follow the telephone or Internet voting instructions described below, your proxy (meaning one of the individuals named in the Proxy Card) will vote your

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shares as you have directed, provided however, if you do not indicate specific choices as to your vote, your proxy will vote your shares as recommended by our Board:

•

FOR the election of Terrance R. Ahern, James C. Boland, Thomas Finne, Robert H. Gidel, Daniel B. Hurwitz, Volker Kraft, Rebecca L. Maccardini, Victor B. MacFarlane, Craig Macnab, Scott D. Roulston, and Barry A. Sholem, as Directors;

•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and
•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014.

Shareholders of record (i.e., shareholders with shares held in an account with our transfer agent) may vote by calling 1-800-652-8683 or over the Internet by accessing the following website: www.investorvote.com/ddr. Voting instructions, including your shareholder account number and personal proxy control number, are contained on the accompanying Proxy Card. Those shareholders of record who choose to vote by telephone or over the Internet must do so by 11:59 p.m., Eastern Time, on May 12, 2014.

A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the Proxy Card from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions, and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the Internet through such a program must be received by 11:59 p.m., Eastern Time, on May 12, 2014.

If any other matter is presented at the Annual Meeting, your proxy will vote your shares in accordance with his or her discretion and best judgment. As of the date of this Proxy Statement, we are not aware of any matter to be acted on at the Annual Meeting other than those matters described in this Proxy Statement.

May I revoke my proxy?

You may revoke your proxy at any time before it is exercised by giving written notice to us at our principal executive offices located at 3300 Enterprise Parkway, Beachwood, Ohio 44122, by submitting to us a duly executed Proxy Card bearing a later date, or by giving notice to us in open meeting. It is important to note that your presence at the Annual Meeting, without any further action on your part, will not revoke your previously granted proxy.

Can I receive this Proxy Statement by email in the future?

Yes. By doing so, you are reducing the impact on the environment and helping to save the Company the costs and expenses of preparing and mailing these materials. If you are a registered shareholder with your shares held in an account at our transfer agent, visit www.computershare.com/investor to create a login and to enroll. You may revoke your election to receive materials by email and instead receive a paper copy via mail at any time by visiting this website. If you hold your shares through a bank or broker, please refer to the information provided by that institution for instructions on how to elect to receive future proxy statements and annual reports over the Internet and how to change your delivery instructions.

What constitutes a quorum?

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the aggregate number of our common shares issued and outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxy Cards that we receive marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of determining a quorum.

56    DDR Corp.  ï  2014 Proxy Statement

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

Proposal One: Election of Directors

To be elected, Directors must receive a majority of the votes cast (i.e., the number of shares voted “FOR” a Director nominee must exceed the number of votes cast “AGAINST” that nominee). Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Two: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

This vote is advisory only and therefore is not binding on us or our Board. However, the Board and Executive Compensation Committee of the Board will review the results of the vote and will consider the affirmative vote of a majority of the votes cast on this Proposal to be approval by the shareholders of the compensation of our named executive officers. Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Three: Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm for Our Fiscal Year Ending December 31, 2014

Although our independent registered public accounting firm may be selected by the Audit Committee of our Board without shareholder approval, the Audit Committee will consider the affirmative vote of a majority of the votes cast on this Proposal to be a ratification by the shareholders of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

For shareholders who hold their common shares in “street name” through banks or brokerages and do not instruct their bank or broker how to vote, the bank or brokerage will not vote such shares for Proposals One or Two, resulting in broker non-votes with respect to such shares. As a result, it is important that shareholders vote their shares.

By order of the Board of Directors,

DAVID E. WEISS

Secretary

Dated: March 31, 2014

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Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 PM Eastern Time on May 12, 2014.
Vote by Internet • Go to www.investorvote.com/ddr • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Terrance R. Ahern	☐	☐	☐	02 - James C. Boland	☐	☐	☐	03 - Thomas Finne	☐	☐	☐
04 - Robert H. Gidel	☐	☐	☐	05 - Daniel B. Hurwitz	☐	☐	☐	06 - Volker Kraft	☐	☐	☐
07 - Rebecca L. Maccardini	☐	☐	☐	08 - Victor B. MacFarlane	☐	☐	☐	09 - Craig Macnab	☐	☐	☐
10 - Scott D. Roulston	☐	☐	☐	11 - Barry A. Sholem	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	☐	☐	☐	3. Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on May 13, 2014. The DDR Corp. 2014 Proxy Statement and the 2013 Annual Report to Shareholders are available at: www.proxydocs.com/ddr

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — DDR CORP.

Annual Meeting of Shareholders – May 13, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints David J. Oakes, David E. Weiss and Christa A. Vesy, and each of them, with power to act without the others and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the DDR Corp. Common Shares that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 13, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEMS 2 AND 3.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

(Continued and to be marked, dated and signed on the other side)

If voting by mail, you must complete sections A and C and, if applicable, B on the reverse side of this card.